U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              Solara Ventures, Inc.
                              ---------------------
             (Exact name of registrant as specified in its charter)

Delaware                                   1021
--------                                   ----                      98-0353461
(State or other jurisdiction  (Primary Standard Industrial     (I.R.S. Employer
of incorporation or            Classification Code Number)   Identification No.)
organization)

1450-409 Granville Street, Vancouver, British Columbia, Canada          V6C 1T2
--------------------------------------------------------------          -------
(Address of registrant's principal executive offices)                 (Zip Code)

                                  604.688.6889
                                  ------------
              (Registrant's Telephone Number, Including Area Code)

                              Thomas E. Stepp, Jr.
                                 Stepp Law Group
                           1301 Dove Street, Suite 460
                         Newport Beach, California 92660
                                  949.660.9700
                             Facsimile 949.660.9010
            (Name, Address and Telephone Number of Agent for Service)

Approximate date of proposed sale to the public: From time to time after this Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                           --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                          --------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================== =================== ==================== ======================= ================
       Title of each class               Amount         Proposed maximum       Proposed maximum        Amount of
          of securities                  to be           offering price           aggregate          registration
        to be registered               registered           per share           offering price            fee
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value           700,000               $0.15              $105,000.00            $27.72
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          2,200,000              $0.05              $110,000.00            $29.04
---------------------------------- ------------------- -------------------- ----------------------- ----------------
Common Stock, $.001 par value          2,000,000             $0.005               $10,000.00             $2.64
================================== =================== ==================== ======================= ================

The offering price per share for the selling security holders was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 of Regulation C.

The Registrant shall amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Preliminary Prospectus
                             Solara Ventures, Inc.,
                             a Delaware corporation

                        4,900,001 shares of Common Stock

This prospectus relates to 4,900,001 issued and outstanding shares of common stock of Solara Ventures, Inc., a Delaware corporation, which were acquired by the selling shareholders in private placement transactions which were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933. No national securities exchange or the Nasdaq Stock Market lists the common stock being offered by the selling shareholders, and we have not applied for listing or quotation with any national securities exchange or automated quotation system.

The shares of common stock offered by the selling shareholders have not been registered for sale under the securities laws of any state as of the date of this prospectus. Brokers or dealers effecting transactions in the shares of our common stock should confirm the registration thereof under the securities laws of the states in which transactions occur or the existence of any exemption from registration.

The selling shareholders may from time to time sell the shares of our common stock on any national securities exchange or automated quotation system on which our common stock may be listed or traded, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices. We will not receive any of the proceeds from the sale of those shares offered by this prospectus.

See "Risk Factors" on Pages 7 to 14 for factors to be considered before purchasing shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell their shares of our common stock until the registration statement filed with the Securities and Exchange Commission, of which this prospectus forms a part, is effective. This prospectus is not an offer to sell shares of our common stock and this prospectus is not soliciting an offer to purchase shares of our common stock in any state or other jurisdiction where such an offer or sale is not permitted.


                The date of this prospectus is October 15 , 2001
                             Subject to completion.

                                TABLE OF CONTENTS

Glossary of Technical Terms .................................................5
Prospectus Summary and Risk Factors..........................................7
Use of Proceeds.............................................................14
Determination of Offering Price.............................................14
Dilution....................................................................14
Selling Shareholders........................................................14
Plan of Distribution........................................................15
Legal Proceedings...........................................................16
Directors, Executive Officers, Promoters and Control Persons................16
Security Ownership of Certain Beneficial Owners and Management..............17
Description of Securities...................................................17
Interest of Named Experts and Counsel.......................................18
Disclosure of Commission Position on Indemnification for
Securities Act Liabilities..................................................18
Organization Within Last Five Years.........................................19
Description of Business.....................................................19
Management's Discussion and Analysis of Financial Condition and
Results of Operations.......................................................23
Description of Property.....................................................25
Certain Relationships and Related Transactions..............................25
Market for Common Equity and Related Stockholder Matters....................25
Executive Compensation......................................................27
Financial Statements........................................................28
Changes in and Disagreements with Accountants on Accounting and
Financial Disclosure........................................................52
Legal Matters...............................................................52
Experts.....................................................................52
Additional Information......................................................52
Indemnification of Directors and Officers...................................53
Other Expenses of Issuance and Distribution.................................54
Recent Sales of Unregistered Securities.....................................54
Exhibits....................................................................54
Undertakings................................................................55
Signatures..................................................................57
Power of Attorney...........................................................58

Glossary of Technical Terms
---------------------------

Base metal:  Any non-precious metal (e.g. copper, lead, zinc, nickel, etc.).

Chalcopyrite: A sulphide mineral of copper and iron, a common ore of copper.

Concentrate: A fine, powdery product of milling process containing a high percentage of valuable metal.

Contact: A geological term used to describe the line or plane along which two different rock formations meet.

Core: The long cylindrical piece of rock, about an inch in diameter, brought to surface by diamond drilling.

Development: Work carried out for the purpose of opening a mineral deposit and making the actual ore extraction possible.

Development drilling: Drilling to establish accurate estimates of mineral reserves.

Development stage: Properties where the operators are engaged in the preparation of an established commercially mineable deposit (reserves) for its extraction which are not in the Production stage.

Diamond drill: A rotary type of rock drill that cuts a core of rock that is recovered in long cylindrical sections, two centimeters or more in diameter.

Drift: A horizontal underground opening that follows along the length of a vein or rock formation, as opposed to a cross-cut which crosses the rock formation.

Drill-Indicated reserves: The size and quality of a potential orebody as suggested by widely spaced drill holes; more work is required before reserves can be classified as "probable" or "proven".

Exploration: Work involved in searching for ore or mineral deposits, usually by drilling or driving a drift, on properties which are not in either development or production.

Exploration state: Properties, which are neither at the Development stage or the Production stage.

Fault or fault zone: A fracture in a rock where there has been displacement of two sides.

Feasibility study: A document outlining the technical and financial details of the proposed project. This document is usually prepared for submission to a financial institution that is considering a loan for the implementation of the project.

Float: Pieces of rock that have been broken off and moved from their original location by natural forces, such as frost or glacial action.

Geophysical survey: The exploration of an area in which physical properties relating to geology are used. Geophysical methods include seismic, magnetic, gravity, electromagnetic, and induced polarization techniques.

Geophysical testing: The use of instruments may or may not indicate the presence of occurrences of minerals or certain rock types.

Geochemical testing: A method of analyzing a rock or soil sample, the results of which may or may not indicate the presence of occurrences of minerals or certain rock types.

Grab sample: A sample from a rock outcrop that is assayed to determine if valuable elements are contained in the rock. A grab sample is not intended to be representative of a deposit, and usually the best-looking material is selected.

Grade: The percentage of ore content in rock.

Host rock: The rock surrounding an ore deposit.

Lode: A mineral deposit in solid rock.

Massive sulphides: a large dense mass of sulphide minerals containing metallic ores.

Mill: A processing plant that produces a concentrate of the valuable minerals or metals contained in an ore. The concentrate must then be treated in some other type of plant, such as a smelter, to recover the pure metal.

Milling ore: Ore that contains sufficient valuable minerals to be treated by the milling process.

Mineable reserves: Ore reserves that are known to be extractable using a given mining plan.

Mineral: A naturally occurring homogenous substance that has definite physical properties and chemical composition. If formed under favorable conditions, in definite crystal form.

Mineral material or deposit: A mineralized body which has been delineated by appropriate drilling or underground sampling to support a sufficient tonnage and average grade of metal(s) or sulphide materials. Securities and Exchange Commission standards specify that a deposit does not qualify as a reserve until a comprehensive evaluation, based upon unit cost, grade, recoveries, and other factors, concludes economic feasibility.

Net smelter returns: The net amount of money received by a seller from the sale of ore, ore concentrates or other products from a mining property to a smelter or other ore buyer after deduction of smelter and refining charges, ore treatment charges, penalties and any and all charges made by the purchaser of ore or concentrates, less all umpire charges which the purchaser may be required to pay.

Ore: A mixture of valuable and non-valuable minerals which can be mined and processed to produce a mineral product which can be sold at a profit. The valuable mineral is usually a metallic mineral.

Ore beds: Ore aggregations or layers occurring between or in rocks of sedimentary origin.

Ore reserves: The calculated tonnage and grade of mineralization which can be extracted profitably; classified as "possible", "probable" and "proven" according to the extent of confidence that can be placed in the data.

Ore zones: Zones or areas within a rock mass in which ore is known to exist.

Orebody: A natural concentration of valuable material that can be extracted and sold at a profit.

Patent: The ultimate stage of holding a mineral claim in the United States, after which no more assessment work is necessary, because all mineral rights have been earned.

Patented mining claim: A mining claim on which the title has passed from the government to the claimant. The owner of a patented claim owns both the surface and mineral rights.

Production: The process of mineral deposit exploitation.

Proven and probable mineral reserves: Reserves that indicate estimates of the quantities and grades of mineralized material at a property which an operator of that property believes could be recovered and sold at prices in excess of the cash cost of production. The estimates are based largely on current costs and on projected prices and demand for such mineralized material. "Proven" and "probable" mineral reserves are based on calculations of reserves provided by the operator of a property that have been reviewed but not independently confirmed. Reserves should not be interpreted as assurances of mine life or of the profitability of current or future operations.

Pyrite: A yellow iron sulphide mineral, normally of little value. It is sometimes referred to as "fool's gold".

Pyrrhotite: a mineral with magnetic properties that consists of ferrous sulphide.

Reclamation: The restoration of a site after mining or exploration activity is completed.

Recovery: The percentage of valuable metal in the ore that is recovered by metallurgical treatment.

Reserves: That part of a mineral deposit which cold be economically and legally extracted or produced at the time of the reserve determination. Reserves are customarily stated in terms of "ore" when dealing with metalliferous minerals.

Resources: The calculated amount of material in a mineral deposit, based on limited drilling information.

Royalty: An amount of money paid at regular intervals by the lessee or operator of a mining property to the owner of that property. Generally based on a certain amount per ton or a percentage of the total production or profits. Also, the fee paid for the right to use a patented process.

Sample: A small portion of rock or a mineral deposit, taken so that the metal content can be determined by assaying.

Sphalerite: A zinc sulphide mineral; the most common ore mineral of zinc.

Strike: The direction, or bearing from true north, of a vein or rock formation measured on a horizontal surface.

Sulphide: A compound of sulfur and some other element.

Ton: A unit of mass. In the United Kingdom, 1 ton equals 2,240 pounds. However, in the United States, 1 ton equals 2,000 pounds. In the United States, the former is referred to as a "long ton".

Tonne: A unit of mass equal to 1,000 kilograms (1 kilogram equals 2,2046 pounds).

Unpatented Mining Claim: A mining claim under which the claimant has the right to explore for and exploit mineral deposits and to use the surface incident to mining. The title to the land remains with the government.

VLF:  Very Low Frequency, radio frequencies between 3 and 30 kHz.

Prospectus Summary and Rick Factors
-----------------------------------

Our Business:                        Our principal business address is 1450-409
                                     Granville Street, Vancouver, British
                                     Columbia, Canada V6C 1T2; and our telephone number is 604.688.6889.

                                     We are a development stage company in the business of mineral exploration. We have purchased an option to acquire a 100% interest in mineral claims situated on the Key Property in the Big Bend Area and Northern Selkirk Mountains north of Revelstoke, British Columbia. We also retained the services of Peter Christopher, Ph.D., Geological Engineer, of Peter Christopher & Associates, Inc. to prepare an independent geological report regarding the Key Property. The report was completed and presented on November 20, 2000, and revised on July 9, 2001. We believe, based on that report, that the Key Property has good potential for producing commercially exploitable zinc ore and copper ore. We plan to conduct further analysis on the Key Property in order to make a thorough assessment of its commercial potential. We have not, nor has any predecessor, identified any commercially exploitable reserves on the Key Property.

Our State of Organization:           We were originally incorporated in British
                                     Columbia, Canada on June 14, 2000, and
                                     filed a Certificate of Incorporation and a Certificate of Domestication in Delaware on May 24, 2001. As a result, we were incorporated as a Delaware corporation on May 24, 2001.

Number of Shares Being Offered:      The selling shareholders want to sell
                                     4,900,001 shares of our common stock.

Number of Shares Outstanding         4,900,001 shares of our common stock are
After the Offering:                  issued and outstanding. We have no other
                                     securities issued and outstanding.


Estimated use of                     We will not receive any of the proceeds
proceeds:                            from the sale of those shares being offered
                                     by this prospectus.


                                  RISK FACTORS

In addition to the other information in this prospectus, the following risk factors should be considered carefully in evaluating our business before purchasing any shares of our common stock. A purchase of our common stock is speculative and involves a lot of risks. No purchase of our common stock should be made by any person who is not in a position to lose the entire amount of his or her investment.

Information in this prospectus contains "forward looking statements" which can be identified by the use of forward-looking words, such as "believes", "estimates", "could", "possibly", "probably", "anticipates", "estimates", "projects", "expects", "may", "will", or "should" or other variations thereon or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs, and the costs and effectiveness of our operations. Other factors could also cause actual results to vary materially from the future results anticipated by those forward-looking statements.

We lack an operating history and have losses which we expect to continue into the future. If we do not locate a commercially feasible orebody, or if our losses continue, we will have to suspend or cease operations. We were originally incorporated in British Columbia, Canada on June 14, 2000, and we began operations immediately thereafter. We became a Delaware corporation in May 2001. For the six-month period ended August 31, 2001, our losses were approximately $55,013.00. Our cumulative losses to August 31, 2001 are 158,658.00. On August 8, 2000, we entered into an option agreement with C.R.C. Explorations, Ltd. to acquire a 100% option on the Key Property, where we hope to someday develop and commercially exploit what we believe to be a commercial orebody containing zinc ore and copper ore. This option agreement was amended on July 9, 2001. If an economic orebody is developed, we anticipate that the ore will be trucked to the Goldstream Mill located 20 kilometers to the north of the Key Property, and the resulting concentrate would be trucked to the Cominco Smelter at Trail, British Columbia, for refining.

Our ability to achieve and maintain profitability and positive cash flow is dependent upon:

          o    our ability to locate and develop a profitable mineral property;
          o    our ability to generate revenues; and
          o    our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. We cannot guaranty that we will be successful in generating revenues in the future. Failure to generate revenues will cause us to go out of business.

Acts of terrorism have impacted general economic conditions and may adversely affect various industries and our ability to operate profitably. On September 11, 2001, acts of terrorism occurred in New York City and Washington D.C. The results of those acts of terrorism include a significant dampening of international economies. There may be other consequences resulting from those acts of terrorism, which consequences may include, but not necessarily be limited to, strikes, civil disturbance, act of the public enemy, war, blockage, riot, epidemics, public demonstration, explosion, freight embargos, governmental action, governmental delay, restraint or inaction, quarantine restrictions, unavailability of capital, equipment, personnel, all of which we may not be able to anticipate. The demand for our zinc and copper may decrease as layoffs affect general economic conditions. Those terrorist acts and the possible reduced demand for our zinc and copper may harm our business. We are unable to determine the long-term effects, if any, that these act of terrorism on the various economies, on us, or on the price of our common stock, although we anticipate that the consequences of those acts of terrorism will affect us adversely.

If we do not obtain additional financing, our business will fail. Our current operating funds are less than those necessary to complete the exploration of the Key Property, and, therefore, we will need to obtain additional money in order to complete our anticipated operations. As of August 31, 2001, we had cash in the amount of $55,736.00. Our anticipated operations contemplate significant expenses in connection with the exploration of the Key Property. We will require additional money in order to complete Phase I of our anticipated operations. We will also require additional money to sustain our anticipated operations, if we do not receive sufficient revenue once exploration is complete. We do not currently have any arrangements for financing, and we can provide no assurance that we will be able to find such financing. Obtaining additional financing would be subject to a number of factors, including market prices for copper and zinc, investor acceptance of our operation, and investor sentiment. These factors may make the timing, amount, terms, or conditions of additional financing unavailable to us.

We believe the only realistic source of future funds presently available to us is by the sale of equity securities. Any sale of our equity securities will result in dilution to our existing shareholders. The only other alternative for the financing of further exploration would be our offering of an interest in our properties to be earned by another party or parties carrying out further exploration thereof, which is not presently contemplated.

Because we have only recently commenced operations, it is quite probable that we may fail. The probability of our success is quite speculative, considering the problems, expenses, difficulties, complications, and delays encountered in the exploration of the mineral properties that we plan to undertake. Those potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the probability that our business will be successful, and we can provide no assurance that we will generate any revenues or achieve profitable operations. If we are unsuccessful in resolving those problems, our business will most probably fail.

We must comply with various current environmental and other government regulations, which may reduce our ability to become profitable. Environmental and other government regulations of the federal, provincial, and local agencies having jurisdiction of our business and properties may require permits and licenses such as surface impact, water acquisition, site access, reclamation, wildlife preservation, licenses and permits, and maintaining fees for unpatented mining claims. We believe that we can obtain all necessary licenses and permits to conduct our operations pursuant to applicable laws and regulations. There can be no assurance, however, that we will be able to obtain or maintain all necessary or appropriate licenses and permits that may be required to conduct exploration or begin construction or operation of mining facilities at our properties. If we are unable to comply with applicable requirements, we will have to cease operations. See "Government Regulation and Environmental Concerns."

If we become subject to future burdensome government regulation or other uncertainties, our ability to operate profitably will be negatively affected. The rules and regulations that pertain to the exploration of ore are subject to change. Additionally, the interpretation of existing laws relating to the exploration of ore is quite subjective and, therefore, uncertain. Uncertainty and new regulations could increase our costs of doing business and prevent us from exploring or developing ore deposits. Also, the demand for ore may decrease. This could limit our ability to generate revenues. In addition to new laws and regulations, future interpretations of existing laws may be different than previous interpretations of those laws and, therefore, may affect our operations negatively. New laws and regulations may increase our cost of doing business and, as a result, our financial condition and operating results may be harmed.

Our contractors or we may not have access to all of the supplies and materials needed to continue exploration, which could cause us to delay or suspend operations. Competition and unforeseen limited sources of supplies in the industry could result in occasional shortages of supplies, such as dynamite, and certain equipment, such as bulldozers and excavators, that we might need to conduct exploration. If we cannot find the products and equipment we need, we will have to suspend our exploration until we do find the products and equipment we need.

We currently have a contract with Crest Geological Consultants Ltd. to provide geologist services, including:

          o geological mapping and rock sampling, both on surface and underground;
          o supervision of personnel conducting geophysical, geochemical, line-cutting, and drilling services;
          o property examination and evaluation; o analysis of core or chips from drilling and compiling a core-log;
          o analysis and interpretation of data from geochemical and geophysical surveys; and
          o    preparing progress and summary reports of exploration programs.

If Crest Geological Consultants Ltd. is unable to provide the services required to implement our operations, our business will suffer.

The prices of zinc and copper are depressed compared to past years. This makes it more difficult to make a profit. If we cannot make a profit, we will have to cease operations until market conditions improve or cease operations altogether. The price of a pound of zinc is approximately $0.37, and the price of a pound of copper is approximately $0.64. In the past, prices have been as much as $0.80 per pound for zinc and $ 1.25 per pound for copper. In order to maintain operations, we will have to sell our zinc and copper ores for more than it costs us to mine those ores. The lower the price, the more difficult this process is. If we cannot make a profit, we will have cease operations until the price of either zinc or copper increases or cease operations all together. Because the costs to mine zinc and copper are fixed, the lower the market price, the less ability we will have to make a profit.

We may not have enough money to complete our exploration. As a result, we may have to cease or suspend our operations. We may not have enough money to complete the exploration of the Key Property. Because we will be exploring raw, undeveloped land, we do not know how much we will have to spend to determine if there is mineralized materials on that land. It could cost as much as $300,000 to make that determination. If we do not raise enough money to complete our exploration program, we will try to raise additional money from a public offering or a private placement of our equity securities or, possibly, loans. At the present time, we have not made any plans to raise additional money, and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cannot raise it, we will have to suspend or cease operations.

Rain and snow may make the roads leading to and from the Key Property impassable during certain parts of the year. This could delay our proposed exploration operations, which could prevent us from generating revenues. Snow and frozen ground does not allow certain types of surface exploration, e.g., geochemical sampling and prospecting. Winter drilling programs, however, are very common because roads are kept open with plowing equipment. If we commence production of ore roads will be built for year-round access.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our operations, which would reduce our profitability. In the course of exploration, development, and production of mineral properties, several risks and, in particular, unusual geological or unexpected operating conditions, including failure of pit walls or dams, fires, and flooding, may occur. Also, we may incur liability as a result of pollution or other incidents. We may not be able to insure completely, if at all, against such risks, due to political or other reasons, or we may decide not to insure against such risks, as a result of premium amounts or other reasons. Payment of compensation for obligations resulting from such liability may result in significant costs for us and could harm our business, financial condition, or results of operations.

If we discover commercial reserves of metals on the Key Property, we can provide no assurance that we will be able to operate the claims successfully. The Key Property does not contain any known bodies of ore. If our exploration is successful in determining that there exists on the Key Property ore of commercial tonnage and grade, we will require additional money to operate the Key Property. If we cannot find additional money, our business will suffer.

Because another company holds title to the Key Property, we will have to cease operations if that company transfers title to the Key Property to someone else. Title to the Key Property is not held in our name. Title to the Key Property is recorded in the name of C.R.C. Explorations Ltd. If C.R.C. Explorations Ltd. transfers title to the Key Property to a third person, that third person will obtain good title and we may not be able to continue to operate the Key Property. If that occurs, we will have to cease operations and our business could be harmed. Because title to the Key Property is in the name of C.R.C. Explorations Ltd., a creditor of C.R.C. Explorations Ltd. could file a lien or other encumbrance against the Key Property and cause the Key Property to be sold to satisfy the claim of that creditor. If that occurs, the purchaser of the Key Property may not allow us to continue to operate the Key Property and our operations will cease.

The mineral exploration and mining industry is quite competitive. If we cannot compete successfully, our business will fail. The mineral exploration and mining business is competitive in all of phases. We compete with numerous other companies in a search for and the acquisition of productive mineral properties. Many of these companies possess greater financial and technical resources that we do. Our ability to develop reserves in the future will depend not only on our ability to develop the Key Property, but also on our ability to select and acquire suitable prospects for mineral exploration. There can be no assurance that we can compete in this environment effectively.

Time constraints and capital requirements of the Key Property option may not be satisfied which will cause us to lose the option. To be able to exercise the option on the Key Property and obtain a 100% interest in the mineral claims, we are obligated to incur exploration expenditures. While our existing cash is sufficient to enable us to complete Phase I of the geological work recommended for the Key Property, we will require substantial additional money to pay for the continued exploration of the Key Property, which required to exercise the option. The projected cost of completion of Phase I is approximately $54,000. The projected cost of completion of Phase II is approximately $150,000. The

Phase I project costs include a property survey to identify the drill target and locate drill sites suitable to test the target. Phase II costs include 3,000 feet of core drilling. If we do not pay the exploration expenses required by the option, we will forfeit our interest in the Key Property, and we will have no interest in the Key Property. In addition, other events or circumstances that are not presently anticipated may reduce the time period for which our existing cash will be sufficient. We have no agreements for additional financing, and we can provide no assurance that additional money will be available to us on acceptable terms, or at all, to continue operations, to pay for new business opportunities or to conduct our operations.

If we are unable to hire and retain key personnel, we may not be able to conduct our operations and our business will fail. Our success will be largely dependent on our ability to hire and retain qualified personnel. Qualified personnel may be in high demand, and we may not be able to hire the personnel we need. In addition, we may not be able to afford the salaries and fees demanded by qualified personnel, or may lose employees after they are hired. Currently, we have not hired any key personnel. Our failure to hire key personnel when needed would have a significant negative effect on our business.

Because market factors in the mineral exploration business are largely beyond our control, we may not be able to market any ore that may we might find. The mineral exploration industry, in general, is intensively competitive, and we can provide no assurance that commercial quantities of ore are discovered on the Key Property or that a ready market will exist for the sale of any of that ore. Numerous factors beyond our control may affect the marketability of any ore discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in our not receiving an adequate return on our invested capital.

Our directors have entered into management agreements with us, but their departure could cause our business to fail. Our directors have entered into management agreements with us. Our directors and our officers have various other business interests and are currently providing services for other businesses. We may not be able to pay our officers and directors. In the event that our officers or directors decide to not work for us, we may be unable to retain other qualified persons to serve as our officers and directors.

Our officers and directors have conflicts of interest because they are officers and directors of other mining companies, which will prevent them from devoting their full time to our operations, which may affect our operations. Our officers and directors have conflicts of interest, in that they are officers and directors of other mining companies. Our officers' and directors' other activities will prevent them from devoting their full time to our operations. This will slow our operations and may reduce our financial results.

Brent Jardine and Scott Morrice, two of our officers and directors, are each presently required to allocate 20% of his time to managing our operations. Although both Mr. Jardine and Mr. Morrice presently possess adequate time to allocate to our interests, it is possible that the demands on them from their other obligations could increase, with the result that they would no longer be able to devote sufficient time to the management of our operations. In addition, Mr. Jardine and Mr. Morrice may not possess sufficient time for our business if the demands of managing our operations increase substantially. Mr. Jardine and Mr. Morrice may be required to consider and approve transactions which we may consider entering into with other businesses in which Mr. Jardine and Mr. Morrice have management responsibilities, and, in that event, Mr. Jardine and Mr. Morrice will have competing and conflicting interests regarding what may be in our best interests in comparison to what may be in the best interests of the other business. Mr. Jardine and Mr. Morrice have indicated to us that they will be as objective as possible in considering our interests in comparison to the interests of any other business for which they provide management services, with the intent to not favor any other business.

We have allocated a large amount of money for exploration, because we do not know how much we will ultimately need for exploration. If we are successful in finding zinc and copper on the Key Property, we will stop exploring the Key Property. Costs of exploring will then cease. Alternatively, if we do not immediately find zinc or copper, we will continue to explore for zinc and copper on the Key Property. If we have to continue to explore for zinc and copper, the costs of exploration will increase.

At this time we are unable to determine the minimum amount of money we will need to operate our business or to operate as a going concern. The amount of money depends upon what we find when we begin our exploration and the eventual costs of our exploration.

If a market for our common stock develops, our stock price may be volatile. There is currently no market for our common stock and we can provide no assurance that a market will develop. We currently plan to apply for listing of our common stock on the Over-The-Counter Bulletin Board electronic quotation service maintained by the National Association of Securities Dealers, Inc. upon the effectiveness of the registration statement of which this prospectus forms a part. However, we cannot provide any assurance that the price of our common stock will be quoted on that quotation service or, if quoted, that a public market for our common stock will develop. If such a market does develop, however, we anticipate that the market price of our common stock will be subject to significant fluctuations in response to several factors, including:

          o    actual or anticipated variations in our results of operations;
          o    our ability or inability to generate new revenues;
          o    increased competition; and
          o    conditions and trends in the mining industry.

Further, if the price of our common stock is quoted on that quotation service, the price may be affected by factors that are unrelated or disproportionate to our operating performance. These factors, as well as general economic, political, and market conditions, such as recessions, acts of terrorism, war, civil disobedience, interest rates or international currency fluctuations may adversely affect the market price of our common stock. We can provide no assurance that the price of our common stock will be quoted on that or any other quotation service.

If the selling shareholders sell a large number of shares, the market price of our shares would probably decline. The selling shareholders are offering to sell 4,900,000 shares of our common stock by this prospectus. The selling shareholders may sell those shares at any price a purchaser is willing to pay. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares of our common stock sold at a price less than the current market price may cause that market price to decline. Moreover, an offer or sale of large numbers of shares at any price may cause the market price to fall. The outstanding shares of our common stock described in this prospectus represent 100% of our common shares outstanding as of the date of this prospectus.

If our stock price drops significantly, we may become subject to securities litigation that would result in a harmful diversion of our resources. In the past, following periods of volatility in the market price of a particular company's securities class action litigation has been brought against that company. Any litigation resulting from the volatility of the price of our common stock could harm our business, financial condition, and results of operations.

Our officers, directors, and principal security holders own approximately 40.82% of our outstanding shares of common stock. Such control allows these shareholders to exert significant influence in matters requiring approval of our shareholders. Our directors, officers, and principal (greater than 5%) security holders, taken as a group, together with their affiliates, beneficially own, in the aggregate, approximately 40.82% of our outstanding shares of common stock. Our officers and directors are also our principal shareholders. Such control may adversely affect the price of our common stock. Our officers and directors may be able to exert significant influence regarding, or determine the outcome of, matters requiring approval by our shareholders, including the election of our directors. Such control may also make it difficult for our shareholders to receive a premium for their shares of our common stock in the event we merge with a third party or enter into a different transaction which requires shareholder approval. In addition, certain provisions of Delaware law could have the effect of making it more difficult or more expensive for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

Because we may be subject to the "penny stock" rules, trading activity in our common stock may be reduced. Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks, generally are equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on Nasdaq. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver to the purchaser a standardized risk disclosure document that provides information about penny stocks and the nature and extent of risks in the penny stock market. The broker-dealer also must provide the purchaser with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control of the market, plus monthly account statements indicating the market value of each penny stock held in the purchaser's account. In addition, broker-dealers who sell penny stocks to persons other than established customers and "accredited investors" must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing trading activity, if any, in the secondary market for a security subject to the penny stock rules, and holders of our common stock may find it difficult to sell our common stock.

We lack a public market for shares of our common stock, which may make it difficult for our shareholders to sell their shares. There is no public market for shares of our common stock. We cannot guaranty that an active public market will develop or be sustained for our common stock. Therefore, our shareholders may not be able to find purchasers for their shares of our common stock. Should there develop a significant market for shares of our common stock, the market price for those shares may be significantly affected by such factors as changes in market prices for zinc or copper or costs of refining. Factors such as announcements of our new discoveries of our competitors and quarter-to-quarter variations in our results of operations, as well as market conditions in the mineral exploration and mining industry, may have a significant impact on the market price of shares of our common stock. Further, quite recently, the stock market has experienced extreme volatility that has particularly affected the market prices of securities of many companies and that often has been unrelated or disproportionate to the operating performance of those companies.

Because we lack a public market for shares of our common stock, the offering price of those shares will be arbitrarily determined by the selling shareholders. Therefore, purchasers of our common stock may lose all or part of their purchase price. Our common stock is not publicly traded and we do not participate in any electronic quotation service for securities not traded on an established securities exchange. We cannot guaranty that an active public market for our stock will develop or be sustained. Therefore, the offering price of shares of our common stock may be arbitrarily determined by the selling shareholders. Accordingly, purchasers of our common stock may lose all or part of their purchase price if the price they pay for our common stock is more than what a subsequent purchaser of that common stock is willing to pay. A purchase of our common stock would be "unsuitable" for a person who cannot afford to lose his or her entire purchase price.

We are registering all of the outstanding shares of our common stock, including those shares owned by our officers and directors. The selling shareholders, including our officers and directors, may sell all of their shares as soon as possible, which could significantly decrease the price of our common stock and reduce our officers' and directors' interest in our operations. All of our common stock owned by the selling shareholders, including our officers and directors, will be registered by the registration statement of which this prospectus is a part. The selling shareholders, including our officers and directors, may sell some or all of our common stock immediately after that registration statement becomes effective. In the event that the selling shareholders sell some or all of our common stock, the price of our common stock could decrease significantly.

In the event that our officers and directors sell all or some of our common stock, a conflict of interest will occur between our officers' and directors' duties to us and their personal interests in selling our common stock. Mr. Jardine has paid our expenses since our formation because he has a significant number of shares of our common stock. In the event that that Mr. Jardine sells some or all of his shares of our common stock, he may not have a continued incentive to fund our operations and pay our expenses. We provide no assurance that our officers and directors will not sell some or all of their shares of our common stock as soon as that registration statement becomes effective.

Use of Proceeds
---------------

We will not receive any of the proceeds from the sale of those shares being offered by this prospectus.

Determination of Offering Price
-------------------------------

Factors Used to Determine Share Price. The selling shareholders may sell our common stock at prices then prevailing or related to the then-current market price or at negotiated prices. The selling price may have no relationship to any established criteria of value, such as book value or earnings per share. Additionally, because we have no significant operating history and have not generated any revenues to date, the price of our common stock will not be based on past earnings, nor will the price of the shares of our common stock be indicative of current market value for our assets. No valuation or appraisal has been prepared for our business.

Dilution
--------

The shares offered for sale by the selling shareholders are already issued and outstanding and, therefore, will not result in any dilution.

Selling Shareholders
--------------------

The following table sets forth the number of shares which may be offered for sale from time to time by the selling shareholders. The shares offered for sale by this prospectus constitute all of the shares known to us to be beneficially owned by the selling shareholders. None of the selling shareholders has held any position or office with us, except as specified in the following table. Other than the relationships described below, none of the selling shareholders had or have any material relationship with us.

================================================== ============================
              Name of Selling Shareholder               Shares of Common Stock
-------------------------------------------------- ----------------------------
Brent Jardine(1)                                                 600,001
-------------------------------------------------- ----------------------------
Ian Brodie(2)                                                    700,000
-------------------------------------------------- ----------------------------
Scott Morrice(3)                                                 700,000
-------------------------------------------------- ----------------------------
Antaries Investments Ltd.                                        480,000
-------------------------------------------------- ----------------------------
Hollywood Holdings, Ltd.                                         480,000
-------------------------------------------------- ----------------------------
CT Investments Inc.                                              480,000
-------------------------------------------------- ----------------------------
Mercantile Capital Inc.                                          480,000
-------------------------------------------------- ----------------------------
Carvell Capital Inc.                                             280,000
-------------------------------------------------- ----------------------------
Alorda Ltd.                                                      337,500
-------------------------------------------------- ----------------------------
Freedom Financial Ltd.                                           337,500
-------------------------------------------------- ----------------------------
Tammey Zaniol                                                     2,500
-------------------------------------------------- ----------------------------
Andrea Welburn                                                    2,500
-------------------------------------------------- ----------------------------
Sandy Struss                                                      2,500
-------------------------------------------------- ----------------------------
Don Crossley                                                      2,500
-------------------------------------------------- ----------------------------
Luciana Alvarez                                                   2,500
-------------------------------------------------- ----------------------------
Jim Lavalley                                                      2,500
-------------------------------------------------- ----------------------------
Kelly Neuman                                                      2,500
-------------------------------------------------- ----------------------------
Lillian Lepke                                                     2,500
-------------------------------------------------- ----------------------------
David Cox                                                         2,500
-------------------------------------------------- ----------------------------
Jessica Easter                                                    2,500
================================================== ============================
(1) Mr. Jardine is our President and a member of our Board of Directors.
(2) Mr. Brodie is a member of our Board of Directors.
(3) Mr. Morrice is our Secretary and a member of our Board of Directors.

Plan of Distribution
--------------------

The selling shareholders may sell our common stock in the over-the-counter market, or on any securities exchange on which our common stock is or becomes listed or traded, in negotiated transactions or otherwise. The selling shareholders may sell our common stock at prices then prevailing or related to the then-current market price or at negotiated prices. The shares offered by this prospectus will not be sold in an underwritten public offering.

The shares offered by this prospectus may be sold directly by the selling shareholders or using brokers or dealers. The methods by which those shares may be sold include:

          o purchases by a dealer as principal and resale by such dealer for its account;
          o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
          o    privately negotiated transactions.

Brokers and dealers engaged by selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders (or, if any such broker or dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated. Broker or dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share, and, to the extent such broker or dealer is unable to do so acting as agent for a selling shareholder, to purchase as a principal any unsold shares at the price required to fulfill the broker or dealer commitment to such selling shareholder. Broker or dealers who acquire shares of our common stock as a principal may resell those shares from time to time in the over-the-counter market or otherwise at prices and on terms then prevailing or then related to the then-current market price or in negotiated transactions and, in connection with such sales, may receive or pay commissions.

The selling shareholders and any broker or dealer participating in the distribution of shares of our common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Any profit on the sale of such shares by the selling shareholders and any commissions or discounts given to any such broker or dealer may be deemed to be underwriting commissions or discounts. Additionally, shares of our common stock which we may issue in the future and which are not offered by this prospectus may be sold as soon as one year after those shares were issued in accordance with Rule 144, which was adopted pursuant to the Securities Act of 1933.

We have filed a registration statement of which this prospectus is a part, with respect to the sale of shares of our common stock by the selling shareholders. There can be no assurance that the selling shareholders will sell any or all of the shares of our common stock offered by this prospectus.

As required by the Securities Exchange Act of 1934 and the regulations thereunder, any person engaged in a distribution of the shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of that distribution. Also, the selling shareholders are subject to provisions which limit the timing of purchases and sales of our common stock by the selling shareholders.

We have informed the selling shareholders that, during such time as they may be engaged in a distribution of any of our shares of common stock offered by this prospectus, the selling shareholders are required to comply with Regulation M. In general, Regulation M precludes any selling shareholder, any affiliated purchasers and any broker or dealer or other person who participates in a distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M. Stabilizing transactions may cause the price of our common stock to be more than that price would otherwise be in the absence of those transactions. We have informed the selling shareholders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock, if those bids do not exceed a specified maximum. Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices. Selling shareholders and distribution participants are required to consult with their own legal counsel to ensure compliance with Regulation M.

Legal Proceedings
-----------------

There are no legal actions pending against us nor are any legal actions contemplated by us at this time.

Directors, Executive Officers, Promoters and Control Persons
------------------------------------------------------------

Executive Officers and Directors. We are dependent on the efforts and abilities of certain of our senior management. The interruption of the services of key management could harm our operations, profits, and future development, if suitable replacements are not promptly obtained. We have entered into management agreements with each of our directors. We cannot guaranty that each director will remain with us during or after the term of his management agreement. In addition, our success depends, in part, upon our ability to attract and retain other qualified personnel. Although we believe that our relations with our personnel are good and that we will continue to be successful in attracting and retaining qualified personnel, we cannot guaranty that we will be able to continue to do so. Our officers and directors will hold office until their resignations or removal.

Our directors and principal executive officers are as specified on the following table:

========================= ============ =======================================
Name                          Age      Position
------------------------- ------------ ---------------------------------------
Brent Jardine                 42       President and Director
------------------------- ------------ ---------------------------------------
Scott Morrice                 52       Secretary and Director
------------------------- ------------ ---------------------------------------
Ian Brodie                    46       Director and Chief Financial Officer
========================= ============ =======================================

Brent Jardine. Mr. Jardine is our President and a member of our Board of Directors. He has held these positions since our formation. Mr. Jardine has experience in the mining industry and in capital markets, both as a director and as a consultant. Mr. Jardine has been responsible for the private and public offering of securities, investor relations, reorganization, management, and operation of many companies. He has experience in the mining industry in evaluating the mining potential of properties in North America. Since 1996 Mr. Jardine has been the President and member of the Board of Directors of Centura Ventures, Inc. Since 1993, Mr. Jardine has been a Director of Mannix Resources Inc., formerly Ridel Resources Ltd. In 1993, Mr. Jardine served as the President and Secretary of Mannix Resources Inc. From 1995 to 1998, Mr. Jardine served as President and Chief Executive Officer of Mannix Resources Inc. From 1999 to February 2001, Mr. Jardine served as the Chief Executive Officer of Mannix Resources Inc. In the latter part of 2000 Mannix Resources Inc. filed for bankruptcy protection, and that bankruptcy is still pending. Since 1994 and continuing through the present Mr. Jardine has been a member of the Board of Directors of Pan Ocean Explorations Inc., a British Columbia corporation. Since 1999 and continuing through the present Mr. Jardine has been the President of Pan Ocean Explorations Inc. Commencing in January 1996 and continuing through September 1999 Mr. Jardine served as Secretary of Pan Ocean Explorations Inc. Commencing in 2000 and continuing through the present Mr. Jardine serves as a member of the Board of Directors of Silverarrow Explorations Inc. a British Columbia corporation. From 1997 through the present Mr. Jardine has served as Secretary of Silverarrow Explorations Inc. From 1997 through the present Mr. Jardine has served as the Chief Financial Officer of Silverarrow Explorations Inc. Beginning in 1996 and continuing until February 1998 Mr. Jardine served as a member of the Board of Directors of X-Tal Minerals Corp. a British Columbia corporation. Commencing in 1999 and continuing through the present Mr. Jardine has served as a member of the Board of Directors of X-Tal Minerals Corp. Beginning in November of 1996 and continuing until December 1997 Mr. Jardine served as President of X-Tal Minerals Corp. Beginning in August 1999 and continuing through the present Mr. Jardine has served as President of X-Tal Minerals Corp. Commencing in November 1996 and continuing through December 1997 Mr. Jardine served as Secretary of X-Tal Minerals Corp. Commencing in August 1999 and continuing through the present Mr. Jardine has served as the Chief Executive Officer of X-Tal Minerals Corp. Commencing in October 1996 and continuing until May 1998 Mr. Jardine served as Secretary for La Mancha Resources Ltd. a British Columbia corporation. From October 1996 and continuing through the present Mr. Jardine has served as the President and a member of the Board of Directors of La Mancha Resources Ltd. Commencing in May 1998 and continuing through the present Mr. Jardine has served as the Chief Executive Officer of La Mancha Resources Ltd. X-Tal Minerals Inc. and La Mancha Resources Ltd. were each reporting issuers pursuant to the Securities and Exchange Act of 1934. Mr. Jardine is not an officer or director for any reporting company.

Scott Morrice. Mr. Morrice is our Secretary and a member of our Board of Directors. He has held these positions since our formation. Mr. Morrice has been a solicitor for 23 years, practicing primarily in the areas of corporate, commercial, and securities law. Mr. Morrice has been the principal attorney at R.S. Morrice Personal Law Corp. since 2001. Prior to that, Mr. Morrice was a partner with the law firm Brodie Morrice since 1991. Mr. Morrice was also a director for Transocean Ship Repair from 1986 to 1988. Mr. Morrice previously served as legal counsel to Asiamerica Capital Corp., from 1985 to 1986, and for Westar Mining Ltd., from 1982 to 1985. Mr. Morrice is a member of the Canadian Bar Association, the Law Society of British Columbia, and has a Degree in Commerce and Law from the University of Saskatchewan, which he earned in 1976. Mr. Morrice has not been an officer or director for any reporting company.

Ian Brodie. Mr. Brodie has been our Chief Financial Officer and a member of our Board of Directors since our formation. From 1988 to the present, Mr. Brodie has been active as an independent consultant assisting companies prepare for the public offering of their securities. His experience includes business restructuring, mergers, acquisitions, and divestitures. In 1979, Mr. Brodie began his career as a registered representative with Scotia McLeod and Rademaker McDougall & Co., Canadian brokerage firms, before becoming involved in corporate finance. Mr. Brodie is a director for Barrier Mining Ltd., a reporting company. Mr. Brodie has not been the officer or director for any reporting company.

There is no family relationship between any of our officers or directors.

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Security Ownership of Certain Beneficial Owners and Management
--------------------------------------------------------------

The following table sets forth certain information regarding the beneficial ownership of our common stock as of September 30, 2001, by each person or entity known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, each of our directors and named executive officers, and all of our directors and executive officers as a group.

Title of Class     Name and Address of Beneficial  Amount and Nature of Beneficial       Percent of Class
                   Owner                           Owner
---------------    ------------------------------- ------------------------------------  ----------------
Common Stock       Brent Jardine                   600,001 shares                        12.24%
                   140 East 27th St.               President and Director
                   North Vancouver
                   British Columbia V7N1B4


Common Stock       Scott Morrice                   700,000 shares                        14.29%
                   13554 Woodcrest Dr.             Secretary and Director
                   Surrey
                   British Columbia V4P1W6


Common Stock       Ian Brodie                      700,000 shares                        14.29%
               701-1010 Beach Ave. Director
                   Vancouver
                   British Columbia V6E 1T7


Common Stock                                       All directors and named               40.82%
                                                   executive officers as a group


Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our common stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the table specified above are deemed beneficially owned by the holders of those options or warrants. Subject to community property laws, where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of our common stock indicated as beneficially owned by them.

Changes in Control. Our management is not aware of any arrangements which may result in "changes in control" as that term is defined by the provisions of Item 403(c) of Regulation S-B.

Description of Securities. We are authorized to issue 100,000,000 shares of $.001 par value common stock. Each share of common stock has equal rights and preferences, including voting privileges. We are authorized to issue 5,000,000 shares of $.001 par value preferred stock. As of September 30, 2001, 4,900,001 shares of our common stock were issued and outstanding. No shares of our preferred stock are issued and outstanding.

Each holder of our common stock is entitled to a pro rata share of cash distributions made to holders of our common stock, including dividend payments. The holders of our common stock are entitled to one vote for each share of our common stock of record on all matters to be voted on by holders of our common stock. There is no cumulative voting with respect to an election of our directors or any other matter. Therefore, the holders of more than 50% of the shares to be voted for the election of those directors can elect all of our directors. The holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors from funds legally available for that purpose. Dividends are at the sole discretion of our Board of Directors. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of our liabilities and after provision has been made for each class of stock, if any, having any preference in relation to our common stock. Holders of shares of our common stock have no conversion, preemptive, or other subscription rights, and there are no redemption provisions applicable to our common stock.

Dividend Policy. We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for use in our business. Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Interest of Named Experts and Counsel
-------------------------------------

No "expert", as that term is defined pursuant to Regulation Section 228.509(a) of Regulation S-B, or our "counsel", as that term is defined pursuant to Regulation Section 228.509(b) of Regulation S-B, has been hired on a contingent basis, or will receive a direct or indirect interest in us, except as specified below, or was our promoter, underwriter, voting trustee, director, officer, or employee, at any time prior to the filing of the registration statement of which this prospectus forms a part.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities
-----------------------------------------------------------------------

Article Six of our Certificate of Incorporation provides, among other things, that our directors shall not be personally liable to our shareholders or to us for monetary damages for breach of fiduciary duty as a director, except for liability:

          o for any breach of such director's duty of loyalty to us or our security holders;
          o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
          o liability for our unlawful payments of dividends or our unlawful stock purchases or redemptions; or
          o for any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act or omission, unless the act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Article VI of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law.

Indemnification Agreements. We will enter into indemnification agreements with each of our directors and executive officers. We will agree to indemnify each such person for all expenses and liabilities, including monetary judgments, penalties and fines, incurred by such person in connection with any criminal or civil action brought or threatened against such person because of such person is or was our executive officer or director. In order to be entitled to indemnification by us, such person must have acted in good faith and in a manner such person believed to be in our best interests. With respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that act and is, therefore, unenforceable.


Organization Within Last Five Years
-----------------------------------

Transactions with Promoters. There have been no transactions with our promoters.

Description of Business
-----------------------

Our Background. We were incorporated in the province of British Columbia, Canada on June 14, 2000. On May 24, 2001, we filed a Certificate of Incorporation and Certificate of Domestication with the Secretary of State for the state of Delaware and, as a result, on May 24, 2001, we became a Delaware corporation. Our purpose is to engage in the business of mineral exploration and development.

Our Business. We are a development stage company engaged in the acquisition, exploration and development of mineral properties. We have acquired the option to obtain a 100% interest in the mineral claims located on the Key Property, which option is described below under the heading "Option Agreement". Those mineral claims are in the Revelstoke Mining Division of British Columbia, Canada and are referred to as the "Key Property". We have recently commenced mineral exploration; we intend to conduct exploration work on the Key Property in order to ascertain whether the Key Property possesses commercially developable quantities of zinc and copper. We can provide no assurance that a commercially viable mineral deposit, or reserve, exists in the Key Property until appropriate exploratory work is completed and a comprehensive evaluation, based on such work, to determine the feasibility of additional development of the Key Property. The market for ore is the world commodities markets at current market prices, which are dependent on market demand.

Description of Property. The Key Property consists of 3 metric mineral claims totaling approximately 1,250 hectares in the Big Bend area of southeast British Columbia, which is situated in the Revelstoke Mining Division. The Key Property extends easterly from Revelstoke, Lake and the Downie Creek Estuary at an approximate latitude 57 degrees 27' and 118 degrees 26' longitude, National Topographic Service Number 082M/08.

The Key Property is underlain by rocks that correlate with the Index Formation rocks at the Goldstream deposit, where commercial mining activities have occurred. In 2000, geologist Craig Payne compiled a report describing the rocks on the Key Property in Lower, Middle and Upper Key Packages. Paleozoic rocks on the Key Property are host to most of the numerous volcanogenic massive sulphide and replacement type zinc-lead deposits in the Big Bend area. Additionally, we believe that recent government mapping and university studies have improved the geological base and enhanced the chance of exploration success in this area.

During 1999 and 2000, a total of 63 rock samples were collected from the Key Property and analyzed for various elements and wet gold at Acme Analytical Labs in Vancouver, British Columbia. As detailed in Dr. Christopher's geological report, the rock samples from the Key Property indicate the presence of highly anomalous values of zinc, copper, lead and silver. Dr. Christopher collected 3 samples from the King showing horizon that confirm the presence of highly anomalous copper to 2,424 parts per million (ppm) and manganese to 3,487 ppm at the King showing. We believe that the amounts of zinc and copper in these samples warrant further exploration and possible development of this area.

A total of 1,715 geochemical soil samples were collected at 25-meter intervals along lines spaced 100 meters apart, assays of which are detailed in Dr. Christopher's report. In summary, 5 geochemically anomalous target areas were defined. We plan to study these 5 target areas more carefully.

There is no plant or equipment presently on the Key Property. Power required for exploration of the Key Property would be supplied from Goldstream facilities, which is 10 kilometers to the north.

Option Agreement. On August 8, 2000, we entered into an Option Agreement with C.R.C. Explorations Ltd., a British Columbia registered company, for the purpose of acquiring a 100% interest in the Key Property located in the Revelstoke Mining Division of British Columbia, Canada. The Option Agreement was amended on July 9, 2001. In the Option Agreement, C.R.C. Explorations Ltd. granted us an option to acquire a 100% interest in the Key Property by paying approximately $11,000 cash, agreeing to issue 200,000 shares of our common stock to C.R.C. Explorations Ltd. upon completion of the exploration work, and by spending approximately $340,000 for exploration by 2004. This amount includes all costs and expenses incurred by us on or in connection with the exploration and development of the Key Property, including all monies required to maintain the Key Property in good standing in accordance with the laws of British Columbia. Thus far, we have spent approximately $4,992 in exploration costs. A copy of the Option Agreement is included in the registration statement of which this prospectus forms a part, and is marked as Exhibit 10.4.

Location and Access of the Key Property Claims. The Key Property occupies approximately 1,250 hectares in the Big Bend area of southeast British Columbia, which is situated in the Revelstoke Mining Division. The Key Property extends easterly from Revelstoke, Lake and the Downie Creek Estuary at an approximate latitude 57 degrees 27' and 118 degrees 26' longitude, National Topographic Service Number 082M/08. The Key Property is accessible from Highway 23, which is approximately 58 kilometers north of Revelstoke. Highway 23 traverses the western portion of the Key Property with the Key Property logging road, providing access to the central part of the claim group.

Vegetation on the Key Property consists of mature cedar, fir, and spruce trees with approximately 15% of the claims having been logged by clear-cut methods. The advantage of having some of the claims logged by clear-cut methods is two-fold. First, exploration of the claims is made easier when there is less vegetation. Second, access to the Key Property is made easier by the established logging roads in the area.

Prior Exploration of the Key Property Claims. Mineral exploration in the Big Bend area began in 1865 as a result of placer gold discoveries. From 1886 to 1946, recorded gold production from the Revelstoke Mining Division totaled 7,735 ounces with intermittent attempts at commercial placer mining continuing to the present. In the late 1800's, prospects of improved transportation stimulated an interest in lode mining. "Lode" mining is generally the digging into the earth to extract mineral deposits, generally resulting in a mine. "Placer" mining is generally the removal of mineral properties from the surface of the ground and often results in large pits. Prospecting efforts resulted in the discovery in 1895 of the Montgomery, Keystone and Standard deposits in the Goldstream River area. Discovery of various types of mineral deposits followed, including gold-bearing quartz veins, stratabound gold-silver-lead zinc-arsenic deposits, and structurally-controlled zinc deposits.

Logging road builders discovered the Goldstream sulphide deposit in 1972. Exploration of the Goldstream discovery eventually resulted in the defining of 4,343,700 tons with an average of 3.69% copper, 2.63% zinc and 0.51 ounces of silver per ton. Noranda Exploration placed the Goldstream Mine into production in 1983 mining 1,150 tons per day. The mine was closed a year later due to low copper prices. In 1989, Bethlehem Resources and Goldnev Resources purchased the Goldstream Mine, and reopened the mine in April 1991, with production of 1,100 tons per day. Mining continued until the end of 1995, when reserves became uneconomic to mine.

Noranda Exploration completed the first claims staked in the Key Property area in 1975, which related to anomalous silt samples collected in Keystone Creek and other nearby creeks. During 1976 and 1997 Noranda Exploration staked additional claims covering most of the Key Property. Noranda Exploration established 2 grid areas and conducted wide-spaced soil geochemical surveys, as well as Mag/VLF-EM (magnetic, very low radio frequency-electromagnetic) geophysical and other surveys. Two diamond drill holes were completed totaling 132 meters, but we do not know the results of the accompanying assays.

During the early 1980's B.C. Hydro relocated sections of Highway 23, which resulted in new cuts of earth that exposed a layer of massive sulphides immediately south of Keystone Creek comprising pyrrhotite, pyrite with lesser amounts of chalcopyrite and sphalerite, which are ores containing zinc. The massive sulphide layer was exposed for about 12 meters and ranged up to a thickness of about 40 centimeters. Frank King staked the area of the showing, now called the King Showing. In 1981 Noranda Exploration acquired an option for the claims and conducted geological, soil geochemical and geophysical surveys over an area mainly south of Keystone Creek.

In 1986, the Key Property was restaked by J. M. Leask and optioned to Noranda Exploration. Noranda Exploration re-established and extended the 1977 grid lines, carried out geophysical surveys and drilled 2 diamond drill holes totaling 259.3 meters with unknown results. A 1987 program of geological mapping and wide-spaced soil sampling was completed on the Key Property. After Bethlehem Resources acquired the Goldstream property in 1989, Bethlehem Resources acquired an option for the Key Property area from J.M. Leask. Work on the Key Property in 1989 consisted of geological mapping, prospecting, and relogging of 1986 drill core, diamond drilling 6 holes totaling 1,096.4 meters and completed 295 meters of trenching. A sulphide-bearing horizon was intersected in 4 holes over a length of 400 meters. In drill hole 89-5 base metal values up to 16,973 ppm zinc and 703 ppm copper were returned from a 0.9-meter interval within a 2.1-meter interval that assayed 8,669.8 ppm zinc and 421.5 ppm copper. Three holes totaling 572.4 meters were drilled in 1990; however, those holes did not intersect significant mineralization.

After closure of the Goldstream Mine in 1995, claims in the Big Bend area, including the Key Property, were allowed to lapse. In the late 1990's, the market for zinc improved and resulted in renewed interest in the Big Bend area properties, including the Key Property. In 1999, the King Showing was relocated and covered by 6 two-post claims for C.R.C. Explorations Ltd. During 1999 1,700 meters of grid work covered the northeasterly strike extension of the King Showing. A total of 65 soil and 6 rock samples were collected.

Geological Report and Recommended Work Program. During exploration in 2000, an independent geological consultant, Peter Christopher, Ph.D., Geological Engineer, of Peter Christopher and Associates, Inc. of Vancouver, British Columbia, discovered massive sulphide floats on the Key Property. The term "float" is a general term for isolated, displaced fragments of a rock, especially on a hillside below an outcropping ledge or vein. The float found on the Key Property indicates the presence of copper, zinc, silver, lead, gold, and molybdenum, and we intend to further explore for economic viability. Rock float and subcrop samples were assayed and ranged up to 3.28% copper, 5.82% zinc, and 1.40% lead. Previous metal values ranged up to 236.3 ppm silver and 607.7 parts per billion (ppb) gold. The massive sulphides found on the Key Property have rock types that are comparable to what is observed at Goldstream, similar to the layer that hosts the past-producing Goldstream deposit located about 20 kilometers north of the King Showing.

The geological report of Dr. Christopher for the Key Property also summarizes the geology and the prior exploration, of the mineral claims, gives conclusions as to the results of the prior exploration and makes a recommendation to conduct further geological exploration on the Key Property. The geological report concludes that the geological environment of the Key Property may have significant deposits of zinc and copper and further exploration to test indicated extensions to the present resources is warranted. The geological report recommends that a two-phase geological program be conducted on the Key Property.

The report further indicates that the 1999-2000 geological, geochemical, and geophysical programs conducted for us on the Key Property have defined 5 main target areas with good potential for the discovery of massive sulphides, which are ores that could be refined to produce commercially valuable metals. The zones have geological and geochemical similarities to the Goldstream Mine layer. The geophysical survey has defined possible mineralized fold and fault structures that have coincident geochemical soil anomalies, that is, soils containing unusual levels of commercially valuable metals, such as those at the nearby Goldstream Mine. Dr. Christopher has recommended further success-contingent, phased exploration of the Key Property, including conducting a detailed prospecting and mapping program, as well as geophysical surveys and geochemical soil sampling to define targets for more precise diamond drilling. The cost of this geographical report was included in the acquisition costs of the Key Property. Dr. Christopher has had no prior relationship with us or any of our officers or directors.

Phase I of our exploration program consists of a geological survey that includes prospecting, geological mapping, and testing of soil samples. The objective of Phase I is to identify prospective copper and zinc ore in the geological rock formations present at the Key Property for a further drilling program. That drilling program would be the subject of Phase II of the recommended exploration program. The projected cost of completion of Phase I is approximately $54,000. The projected cost of completion of Phase II is approximately $150,000.

Administration. We have entered into agreements with Brent Jardine, our President and a member of our Board of Directors, Scott Morrice, our Secretary and a member of our Board of Directors, and Ian Brodie, a member of our Board of Directors, pursuant to which they have agreed to manage our affairs. We have agreed to pay each of them $1,500 per month to manage our affairs.

Compliance with Government Regulation. The exploration programs we will be conducting are subject to the rules and regulations of the British Columbia Ministry of Energy and Mines. The Ministry of Energy and Mines manages the development of British Columbia's mineral resources and implements policies and programs to encourage development while maintaining environmental integrity. In addition, the Ministry of Energy and Mines regulates and inspects exploration and mineral production facilities in British Columbia to protect workers, the public and the environment.
We will be required to comply with all regulations, rules, and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in the province of British Columbia, specifically. In addition, production of minerals in the province of British Columbia will require prior approval of applicable governmental regulatory agencies. We can provide no assurance that such approvals will be obtained. The cost and delay involved in attempting to obtain such approvals cannot be known at this time.

We have budgeted for regulatory and compliance costs in the exploration program recommended by Dr. Christopher's geological report. We will have to pay the costs of reclamation and environmental remediation for all exploration and development work we conduct. The amount of these costs is not known at this time, as we do not know the extent of the exploration and development activities that will be undertaken. Because there is presently no information on the size, nature, or quality of any resource or reserve at this time, it is impossible to predict the impact of any expenditures on our earnings, our ability to complete, or our operations in the event a potentially economic deposit is discovered.

If we enter into production, the cost of complying with permit and regulatory environment laws will be greater than in Phase I, because the impact on the Key Property is greater. Permits and regulations will control all aspects of any production, because of the potential impact on the environment. We may be subject to environmental review under the British Columbia Environmental Assessment Act if we decide to proceed with a production. An environmental review would be required if we planned to construct a facility with production capacity of 82,500 tons of ore per year. If we planned to proceed with a production, we would be required to apply under the Environmental Assessment Act for a determination as to whether an environmental review is required. An environmental review is not required under the Environmental Assessment Act to proceed with exploration operations. However, if we were to later become subject to an Environmental Assessment review, we would be required to pay fees and would incur additional expenses in amounts that cannot be determined at this time. These fees and expenses may be substantial. We would also be subject to delays in conducting our operations, due to the government review.

Insurance. We do not have any insurance coverage for our operations. Crest Geological Consultants Ltd., who provides our professional geologist services on the Key Property, has liability insurance for its operations.

Research and Development Expenditures. During the past 2 years, we have spent approximately $76,000 for exploration of the Key Property. This total excludes payments for the Option Agreement. A total of 1,650 grid soil samples and 63 rock samples were collected from a grid of 43.5 kilometers, which was established in the north-central part of the Key Property. In addition, 43.5 kilometers of Mag/VLF-EM (magnetic, very low radio frequency-electromagnetic) geophysical surveys were completed, as was geological mapping and prospecting.

Planned Exploration. Our planned exploration will be limited to the specific areas on the Key Property. Phase II of our exploration program will include diamond drilling of selected areas. We will decide whether to proceed to Phase II upon completion of a review of the results of Phase I. Should exploration identify sufficient quantities of copper and zinc that we believe may be economically feasible to produce, we anticipate that we would then begin production of ore, which would then be trucked for milling at the Goldstream Mill located 20 kilometers to the north. The resulting concentrate would be trucked to the Cominco Smelter at Trail, British Columbia, for refining.

Competition. The mineral exploration and mining industry is very competitive. Vast areas of Western Canada and the United States Pacific Northwest have been explored and in some areas staked. On the other hand, vast areas in Western Canada and the United States Pacific Northwest remain unexplored. The costs of staking and re-staking new mineral claims and the costs of most Phase I exploration programs are relatively modest. Additionally, in many prospective areas, literature is readily available with respect to previous exploration and development activities. We believe that this makes it possible for a relatively small mineral exploration company with experienced management, such as ourselves to be very competitive with other, similar companies. We believe that, we are also competitive with larger mining companies who are doing similar exploration. However, we believe we are at a competitive disadvantage compared to established mineral exploration companies regarding extensive exploration operations. If we are unable to raise capital to pay for extensive exploration, we will be required to enter into joint ventures with industry partners who will result in our interest in our claims being substantially diluted.

Employees. As of August 31, 2001, we have no employees. We anticipate that we will not hire any employees in the next six months, unless we generate significant revenues. We believe our future success depends in large part upon the continued service of our key senior management personnel and our ability to attract and retain additional managerial personnel.

Facilities. Our executive, administrative and operating offices are located at 1450 - 409 Granville Street, British Columbia, Canada V6C 1T2 and are provided to us by Westin Capital, Inc., which is owned by our President and one of our directors, Brent Jardine. Westin Capital Inc. charges back a portion of the lease payments to us. Westin Capital, Inc. leases the office space from Morquard Investments, Ltd. for $2,375 for per month under a 5-year lease.

Management's Discussion and Analysis of Financial Condition and Results of Operations
--------------------------------------------------------------------------

Plan of Operation. We intend to proceed with the exploration of the Key Property to determine if there exists commercially exploitable reserves of copper and zinc. We have decided to complete Phase I of the exploration program as recommended by Dr. Christopher's geological report, and anticipate that we will proceed with Phase I as money becomes available to us. The remainder of the Phase I includes a detailed prospecting and mapping program, geophysical surveys, and geochemical soil sampling to define targets for diamond drilling on the Key Property. Phase I is estimated to cost approximately $54,000 and requires one field month to complete. Pending favorable Phase I exploration results, a Phase II exploration program is planned that would include diamond drilling of selected areas. We will decide whether to proceed to Phase II upon completion of a review of the results of Phase I.

We had approximately $55,736 in cash reserves as of August 31, 2001. We believe that we have enough money to complete Phase I, which will enable us to satisfy the exploration expense requirements set forth in the Option Agreement for the Key Property through November 30, 2002.

We believe that our cash reserves are sufficient to meet our obligations for the next 12 month period to Mr. Jardine, Mr. Morrice, and Mr. Brodie under their management agreements, and to pay for the legal and accounting expense of complying with our obligations as a reporting issuer under the Securities Exchange Act of 1934. These expenses will be in addition to the cost of completing Phase I of the exploration program.

We will require additional funding in the event that we decide to proceed with Phase II of the exploration program. The anticipated cost of the Phase II is approximately $150,000, which is in excess of our projected cash reserves remaining upon completion of Phase I.

We anticipate any additional money we may obtain will be in the form of equity financing from the sale of our common stock. However, we cannot provide any assurance that we will be able to raise money from the sale of our common stock to fund Phase II. We believe that debt financing will not be an alternative for funding Phase II of our exploration program. We do not have any arrangements for any future financing.

If we do not complete the required exploration expenditures of approximately $72,500 by November 30, 2002, or approximately $340,000 in the aggregate by November 30, 2004, our option on the Key Property will terminate and we will lose all our rights in the Key Property.

The Key Property is subject to a 2% Net Smelter Returns royalty payable to C.R.C. Explorations Limited. We may purchase the 2% Net Smelter Returns royalty at any time for a purchase price of approximately $1,675,000, of which as much as 50% of the purchase price may be paid in shares of our common stock.

If we find enough ore on the Key Property, it is anticipated the ore would be trucked to the Goldstream Mill 20 kilometers to the north. The nearby Goldstream Mine, which closed in 1995, has a mill concentrator in good condition and can be reopened in a relatively short period of time. If an economic orebody is developed on the Key Property, we will attempt to utilize the Goldstream Mill. The resulting concentrate would then be trucked to the Cominco Smelter at Trail, British Columbia, for refining.

Liquidity and Capital Resources. We have cash of $55,736 as of August 31, 2001. We were incorporated on June 14, 2000, and our only material expenses have been for exploration and acquisition costs of approximately $81,118.00, and $56,687 for management and consulting fees. Our President, director and a principal shareholder, Brent Jardine, has paid our expenses since our formation. Although we do not have a written agreement or formal arrangement with Mr. Jardine in which he has agreed to pay our expenses, we anticipate that Mr. Jardine will continue to pay our expenses in the event that we do not generate revenues or obtain additional working capital. Our belief that Mr. Jardine will pay our expenses is based on the fact that Mr. Jardine a significant number of shares of our common stock. We believe that Mr. Jardine will continue to pay our expenses during that time that he owns a significant number of shares of our common stock. However, in the event that that Mr. Jardine sells some or all of his shares of our common stock, he may not have a continued incentive to fund our operations. We cannot provide any assurance that Mr. Jardine will not sell some or all of his shares of our common stock.

Results of Operations. We have not yet realized any revenue from operations. Our expenses of approximately $158,658 consist of start-up costs and mineral property costs from formation through September 30, 2001.

Our Plan of Operation for the Next Twelve Months. We intend to complete Phase I, and pending favorable Phase I results, continue with Phase II. Phase II would include diamond drilling of selected targets according to the terms of our Option Agreement. We will decide whether to proceed with Phase II after reviewing the results of Phase I. In our opinion, available funds will satisfy our working capital requirements for the next 12 months.

Description of Property
-----------------------

Property held by Us. As of the date specified in the following table, we held the following property:

=========================================== ===================================
Property                                    August 31, 2001
------------------------------------------- -----------------------------------
Cash                                        $55,736.00
------------------------------------------- -----------------------------------
Property and Equipment                      $       0.00
=========================================== ===================================

Our Facilities. Our facilities are located at 1450-409 Granville Street, Vancouver, British Columbia, Canada, V6C 1T2. Our facilities are provided by Westin Capital, Inc., who, in turn, charges back a portion of their lease payments to us. Westin Capital, Inc. is owned by Brent Jardine, our President and one of our directors. Westin Capital, Inc. leases the facilities from Morquard Investments Ltd. for $2,375 a month, under a 5-year lease.



Certain Relationships and Related Transactions
----------------------------------------------

Conflicts Related to Other Business Activities. The persons serving as our officers and directors have existing responsibilities and have additional responsibilities to provide management and services to other businesses in addition to us. As a result, conflicts of interest between us and those other businesses may occur from time to time.

Brent Jardine currently serves as managing member of Snowy Creek Resources Ltd., a Delaware corporation. Snowy Creek Resources Ltd. is engaged in the business of mineral exploration and development and intends to explore properties held in the Kamloops Mining Division of British Columbia for copper, molybdenum, silver, and gold.

Scott Morrice is the owner of R.S. Morrice Personal Law Corp., a law firm in British Columbia. Mr. Morrice currently devotes approximately 80% of his time to his law practice. We do not believe that we have any conflicts of interest with the business of R.S. Morrice Personal Law Corp., other than Mr. Morrice's duty to provide management and services to each.

We will attempt to resolve any such conflicts of interest in our favor. Our officers and directors are accountable to our shareholders and to us as fiduciaries, which requires that our officers and directors exercise good faith and integrity in handling our affairs. A shareholder may be able to institute legal action on our behalf or on behalf of that shareholder and all other similarly situated shareholders to recover damages or for other relief in cases of the resolution of conflicts in any manner prejudicial to us.

Related Party Transactions.   The following are our related party transactions:

For the 6 month period ended August 31, 2001, we paid fees for consulting services totaling $7,392 to Ian Brodie, our Chief Financial Officer and one of our directors. Additionally, we paid $7,392 to R.S. Morrice Personal Law Corp., and Scott Morrice, the owner of R.S. Morrice Personal Law Corp., is one of our directors.

We paid consulting fees of $25,525 to Westin Capital, Inc., a company owned by Brent Jardine, who is our President and one of our directors. We also paid management fees of $7,392 to Brent Jardine. Included in accounts payable as at August 31, 2001 is $2,265 owing to Westin Capital, Inc. Included in accounts payable as at August 31, 2001, is $9,630 owing to Ian Brodie, Brent Jardine, and Scott Morrice. We also have $19,589 in advances receivable from Westin Capital, Inc., as at August 31, 2001, without interest or stated terms of repayment.

Market for Common Equity and Related Stockholder Matters
--------------------------------------------------------

Reports to Security Holders. Our securities are not listed for trading on any exchange or quotation service. We are not required to comply with the timely disclosure policies of any exchange or quotation service. The requirements to which we would be subject if our securities were so listed typically include the timely disclosure of a material change or fact with respect to our affairs and the making of required filings. Although we are not required to deliver an annual report to security holders, we intend to provide an annual report to our security holders, which will include audited financial statements.

In the event we become a reporting company with the Securities and Exchange Commission, the public may read and copy any materials filed with the Securities and Exchange Commission at the Security and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may also obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

There are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock. There are no outstanding shares of our common stock that could be sold pursuant to Rule 144 pursuant to the Securities Act of 1933 or that we have agreed to register under the Securities Act of 1933 for sale by shareholders. The number of holders of record of shares of our common stock is 20.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our Board of Directors.

Penny Stock Regulation. Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks". Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system). The penny stock rules require a broker or dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver to the customer a standardized risk disclosure document prepared by the Securities and Exchange Commission, which contains the following:

          o a description of the nature of risk in the market for penny stocks in both public offerings and secondary trading;
          o a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to violation to such duties or other requirements of securities laws;
          o a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the "bid" and "ask" price;
          o a toll-free telephone number for inquiries on disciplinary actions;
          o definitions of significant terms in the disclosure document or in the conduct of trading in penny stocks; and
          o such other information and in such form (including language, type, size and format), as the Securities and Exchange Commission shall require by rule or regulation.

Prior to effecting any transaction in penny stock, the broker-dealer also must provide the customer the following:

          o    the bid and offer quotations for the penny stock;
          o the compensation of the broker-dealer and its salesperson in the transaction;
          o the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
          o monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Holders of shares of our common stock may have difficulty selling those shares because our common stock will probably be subject to the penny stock rules.

Executive Compensation
----------------------

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table. The table set forth below summarizes the annual and long-term compensation for services in all capacities to us payable to our Chief Executive Officer and our other executive officers during the year ending December 31, 2001. Our Board of Directors may adopt an incentive stock option plan for our executive officers, which would result in additional compensation.

=================================== ======= ============= ============= ======================= ===================
Name and Principal Position          Year      Annual      Bonus ($)         Other Annual           All Other
                                             Salary ($)                  Compensation ($)(1)       Compensation
----------------------------------- ------- ------------- ------------- ----------------------- -------------------
Brent Jardine, President and
Director                             2001       None          None             $18,000                 None
----------------------------------- ------- ------------- ------------- ----------------------- -------------------
Scott Morrice,
Secretary and Director               2001       None          None             $18,000                 None
----------------------------------- ------- ------------- ------------- ----------------------- -------------------
Ian Brodie, Chief Financial Officer
and Director                         2001       None          None             $18,000                 None
=================================== ======= ============= ============= ======================= ===================

(1) Compensation consists of consulting fees under management agreements with the above individuals.

Compensation of Directors. Our directors who are also our employees receive no extra compensation for their service on our Board of Directors.

Compensation of Officers. As of August 31, 2001, our officers have received at total of $47,701 in compensation for their services provided to us.

Management Agreements. We have entered into agreements with Brent Jardine, our President and a member of our Board of Directors, Scott Morrice, our Secretary and a member of our Board of Directors, and Ian Brodie, a member of our Board of Directors, pursuant to which they have agreed to manage our affairs. We have agreed to pay each of them $1,500 per month to manage our affairs. Copies of those management agreements are included in the registration statement of which this prospectus is a part and are marked as Exhibits 10.1, 10.2, and 10.3.

Financial Statements
--------------------








                              SOLARA VENTURES INC.
                         (An Exploration Stage Company)


                              FINANCIAL STATEMENTS
                      (Expressed in United States Dollars)
                                   (Unaudited)


                                 AUGUST 31, 2001

SOLARA VENTURES INC.
(An Exploration Stage Company)
BALANCE SHEETS
(Expressed in United States Dollars)
(Unaudited)

=========================================================================== ================ =================
                                                                                 August 31,      February 28,
                                                                                       2001              2001
--------------------------------------------------------------------------- ---------------- -----------------


ASSETS

Current assets
    Cash and cash equivalents                                               $        55,736  $        18,646
    Receivables                                                                       3,361            5,946
    Prepaid expenses and deposits                                                     6,428                -
                                                                            ---------------  ---------------

    Total current assets                                                             65,525           24,592

Due from related party (Note 6)                                                      19,589                -
                                                                            ---------------  ---------------

Total assets                                                                $        85,114  $        24,592
=========================================================================== ================ ================


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
    Accounts payable and accrued liabilities                                $         6,876  $         8,236
    Due to related parties (Note 7)                                                  11,895                -
                                                                            ---------------  ---------------

    Total current liabilities                                                        18,771            8,236
                                                                            ---------------  ---------------

Stockholders' equity
    Capital stock (Note 8)
       Authorized
              100,000,000  common shares with a par value of $0.001
                5,000,000  preferred shares with a par value of $0.001
       Issued and outstanding
                        1  common share (February 28, 2001 - 1)                           1                1
    Stock subscriptions received (Note 8)                                           225,000          120,000
    Deficit accumulated during the exploration stage                               (158,658)        (103,645)
                                                                            ---------------  ---------------

    Total stockholders' equity                                                       66,343           16,356
                                                                            ---------------  ---------------

Total liabilities and stockholders' equity                                  $        85,114  $        24,592
=========================================================================== ================ =================

History and organization of the Company (Note 1)

Commitments (Note 11)

Subsequent event (Note 12)



              The accompanying notes are an integral part of these
                             financial statements.

SOLARA VENTURES INC.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in United States Dollars)
(Unaudited)

====================================== ================ ================= ================ =================
                                            Cumulative
                                          Amounts From                                          Period From
                                              June 14,       Three Month        Six Month          June 14,
                                               2000 to      Period Ended     Period Ended           2000 to
                                            August 31,        August 31,       August 31,        August 31,
                                                  2001              2001             2001              2000
-------------------------------------- ---------------- ----------------- ---------------- -----------------



EXPENSES
    Consulting fees                    $        46,300  $         9,528   $        40,309  $             -
    Management fees                             10,387            4,538             7,392                -
    Mineral property costs (Note 5)             81,118                -                 -            5,072
    Office and miscellaneous                     4,914              690               734              110
    Professional fees                           15,939            6,561             6,578              302
                                       ---------------  ---------------   ---------------  ---------------
Loss for the period                    $       158,658  $        21,317   $        55,013  $         5,484
====================================== ================ ================= ================ ================


Loss per share has not been presented as it is not considered meaningful given the Company's issued share capital consists of one share of common stock.








              The accompanying notes are an integral part of these
                             financial statements.

SOLARA VENTURES INC.
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
(Expressed in United States Dollars)
(Unaudited)

========================================== ================================= =============== ================ ================
                                                                                                 Deficit
                                                     Common stock                              Accumulated
                                           ---------------------------------      Stock       During the          Total
                                                                              Subscriptions     Exploration    Stockholders'
                                                 Shares          Amount          Received         Stage           Equity
------------------------------------------ ---------------- ----------------  --------------  ---------------  ---------------
Balance, June 14, 2000
    (Date of incorporation)                              -  $             -   $           -   $            -   $            -

    Common stock issued                                  1                1               -                -                1

    Stock subscriptions received                         -                -         120,000                -          120,000

    Loss for the period                                  -                -               -         (103,645)        (103,645)
                                           ---------------- ----------------  --------------  ---------------  ---------------

Balance, February 28, 2001                               1                1         120,000         (103,645)          16,356

    Stock subscriptions received                         -                -         105,000                -          105,000

    Loss for the period                                  -                -               -          (55,013)         (55,013)
                                           ---------------- ----------------  --------------  ---------------  ---------------

Balance, August 31, 2001                                 1  $             1   $     225,000   $     (158,658)  $       66,343
========================================== ================ ================  ==============  ===============  ===============
















              The accompanying notes are an integral part of these
                             financial statements.

SOLARA VENTURES INC.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in United States Dollars)
(Unaudited)

======================================================================  ===============   ===============  ==============
                                                                             Cumulative
                                                                           Amounts From                     Period From
                                                                               June 14,        Six Month       June 14,
                                                                                2000 to     Period Ended        2000 to
                                                                             August 31,       August 31,     August 31,
                                                                                   2001             2001           2000
----------------------------------------------------------------------  ---------------   ---------------  --------------

CASH FLOWS FROM OPERATING ACTIVITIES
    Loss for the period                                                 $      (158,658)  $       (55,013) $       (5,484)

    Changes in non-cash working capital items:
       (Increase) decrease in receivables                                        (3,361)            2,585              (9)
       Increase in prepaid expenses and deposits                                 (6,428)           (6,428)              -
       Increase in exploration advances                                               -                 -         (67,620)
       Increase (decrease) in accounts payable and accrued liabilities            6,876            (1,360)            312
       Increase in due to related parties                                        11,895            11,895               -
                                                                        ---------------   ---------------  --------------

    Net cash used in operating activities                                      (149,676)          (48,321)        (72,801)
                                                                        ---------------   ---------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Due from related party                                                      (19,589)          (19,589)              -
                                                                        ---------------   ---------------  --------------

    Net cash used in investing activities                                       (19,589)          (19,589)              -
                                                                        ---------------   ---------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                                            1                 -               1
    Stock subscriptions received                                                225,000           105,000          88,094
                                                                        ---------------   ---------------  --------------

    Net cash provided by financing activities                                   225,001           105,000          88,095
                                                                        ---------------   ---------------  --------------

Increase in cash and cash equivalents during the period                          55,736            37,090          15,294

Cash and cash equivalents, beginning of period                                        -            18,646               -
                                                                        ---------------   ---------------  --------------

Cash and cash equivalents, end of period                                $        55,736   $        55,736  $       15,294
======================================================================= ===============   ===============  ==============


Cash paid during the period for interest                                $             -   $             -  $            -
======================================================================= ===============   ===============  ==============


Cash paid during the period for income taxes                            $             -   $             -  $            -
======================================================================= ===============   ===============  ==============

There were no significant non-cash transactions during the six month period ended August 31, 2001 and the period from June 14, 2000 to August 31, 2000.





              The accompanying notes are an integral part of these
                             financial statements.

SOLARA VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) (Unaudited) AUGUST 31, 2001



1.       HISTORY AND ORGANIZATION OF THE COMPANY

         The Company was incorporated on June 14, 2000 as 609012 B.C. Ltd. under the laws of the Province of British Columbia. On September 15, 2000, the Company changed its name from 609012 B.C. Ltd. to Solara Ventures Inc. On May 24, 2001, the Company filed a Certificate of Incorporation and a Certificate of Domestication with the State of Delaware and, as a result, on May 24, 2001, became a Delaware corporation. In connection with the domestication into Delaware, the Company's authorized capital stock changed from 100,000,000 shares of common stock with no par value to 100,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share.

         The Company is in the business of exploration and development of mineral properties. The Company has not yet determined whether its properties contain mineral resources that may be economically recoverable. The Company therefore has not reached the development stage and is considered to be an exploration stage company in accordance with Statement of Financial Accounting Standards No. 7.

         The accompanying financial statements have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, changes in stockholders' equity and cash flows at August 31, 2001 and for the period then ended have been made. These financial statements should be read in conjunction with the audited financial statements of the Company for the period ended February 28, 2001. The results of operations for the period ended August 31, 2001 are not necessarily indicative of the results to be expected for the year ending February 28, 2002.



2.       GOING CONCERN

         These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The general business strategy of the Company is to acquire mineral properties either directly or through the acquisition of operating entities. The continued operations of the Company and the recoverability of mineral property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development and upon future profitable production. The Company has incurred operating losses and requires additional funds to meet its obligations and maintain its operations. Management's plan in this regard is to raise equity financing as required. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.

         ==================================================== ================ =================

                                                                   August 31,      February 28,
                                                                         2001              2001
         ---------------------------------------------------- ---------------- -----------------

         Deficit accumulated during the exploration stage     $       158,648  $       103,645
         Working capital                                               66,343           16,356
         ==================================================== ================ =================

SOLARA VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) (Unaudited) AUGUST 31, 2001



3.       SIGNIFICANT ACCOUNTING POLICIES


         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.

         Cash and cash equivalents

         Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

         Mineral properties and deferred exploration costs

         Exploration and prospecting costs are expensed as incurred, as are development costs for projects not yet determined by management to be commercially feasible. Expenditures for mine development are capitalized when the properties are determined to have economically recoverable proven reserves but are not yet producing at a commercial level. Prior to commencing commercial production, revenues relating to development ore, net of mining costs associated with its production, are offset against mine development costs. Mine development costs incurred to access reserves on producing mines are also capitalized. Capitalization of all exploration, development and acquisition costs, commences once the Company identifies proven and probable reserves that relate to specific properties.

         Mining projects and properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. If estimated future cash flows expected to result from the use of the mining project or property and its eventual disposition are less than the carrying amount of the mining project or property, an impairment is recognized based upon the estimated fair value of the mining project or property, calculated using estimates of proven and probable mineable reserves, future prices, operating costs, capital requirements and reclamation costs.

         Environmental requirements

         At the report date, environmental requirements related to mineral properties (Note 5) are unknown and therefore an estimate of any future cost cannot be made.

         Loss per share

         Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" requires basic and diluted earnings per share to be presented. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding in the period. Diluted earnings per share takes into consideration shares of common stock outstanding (computed under basic earnings per share) and potentially dilutive shares of common stock.

SOLARA VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) (Unaudited) AUGUST 31, 2001



3.       SIGNIFICANT ACCOUNTING POLICIES (cont'd...)


         Income taxes

         Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the year of deferred tax assets and liabilities.

         Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

         Accounting for derivative instruments and hedging activities

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivative instruments are recorded each period in current earnings or other comprehensive income, depending on the derivative designation. The effective date of SFAS 133 was deferred by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS 133", and further amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Transactions". Since the Company does not have derivative instruments and hedging activities, pursuant to SFAS 133, there would be no impact on its financial position or the results of its operations from the adoption of this accounting policy.

         Foreign currency translation

         The Company accounts for foreign currency transactions under Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

         Disclosure about segments of an enterprise and related information

         Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related information", requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reporting segments are based on products and services, geography, legal structure, management structure, or any other manner in which the management disaggregates a company. Currently, SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment in Canada.

SOLARA VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) (Unaudited) AUGUST 31, 2001



3.       SIGNIFICANT ACCOUNTING POLICIES (cont'd...)

         New accounting pronouncements

         On June 30, 2001, the Financial Accounting Standards Board approved the issuance of Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations" and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets". SFAS 141 states that all business combinations should be accounted for using the purchase method of accounting making the use of the pooling-of-interest method prohibited. SFAS 141 is effective for business combinations completed after June 30, 2001. SFAS 142 addresses the accounting for all purchased intangible assets, but not the accounting for internally developed intangible assets. Goodwill will no longer be amortized and will be reviewed for impairment in accordance with SFAS 142. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for entities with fiscal years beginning after March 15, 2001. The adoption of SFAS 141 and 142 is not expected to have a material effect on the Company's financial position or results of operations.


4.       FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and cash equivalents, receivables, amounts due from related party, accounts payable and accrued liabilities and amounts due to related parties. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.


5.       MINERAL PROPERTY

         Pursuant to a Property Options Agreement dated August 8, 2000 and amended July 9, 2001 with CRC Explorations Ltd. ("CRC"), the Company was granted an option to acquire a 100% interest in certain mineral claims in the Revelstoke Mining Division, British Columbia, Canada. In order to acquire its interest, the Company must complete the following:

         a)  pay CDN$7,500 upon signing the agreement (paid);

         b) pay CDN$7,500 upon the Company's shares being listed for trading on a recognized stock exchange or over-the-counter market;

         c) issue 200,000 shares of common stock upon completion of a work program and filing of an acceptable engineering report with the stock exchange; and

         d) incur cumulative exploration expenditures on the property of CDN$105,000 on or before November 30, 2002, and CDN$500,000 on or before November 30, 2004.


         The property is subject to a 2% Net Smelter Returns royalty ("NSR") payable to CRC. The Company may acquire the 2% NSR at any time for a purchase price of CDN$2,500,000, of which up to 50% of the purchase price may be paid in shares of common stock of the Company.

SOLARA VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) (Unaudited) AUGUST 31, 2001



5.       MINERAL PROPERTY (cont'd...)

         Mineral property costs incurred consist of:

         ============================================== ================= ================ =================
                                                              Cumulative
                                                            Amounts From                        Period From
                                                                June 14,        Six Month          June 14,
                                                                 2000 to     Period Ended           2000 to
                                                              August 31,       August 31,        August 31,
                                                                    2001             2001              2000
         ---------------------------------------------- ---------------- ---------------- -----------------
         Acquisition costs                              $         4,992  $             -  $          4,992
         Assays                                                  21,338                -                 -
         Consulting                                              24,695                -                 -
         Equipment rental                                         5,030                -                 -
         Reports                                                  7,605                -                 -
         Sampling                                                 7,127                -                 -
         Surveying                                                7,655                -                 -
         Travel and accommodation                                 2,676                -                80
                                                        ---------------- ----------------  ---------------

                                                        $        81,118  $             -  $          5,072
         ============================================== ================ ================ =================



6.       DUE FROM RELATED PARTY

         Advances to a company controlled by a director and officer of the Company are non-interest bearing, unsecured with no fixed terms of repayment. The fair value of advances due from related party are not determinable as they have no fixed terms of repayment.



7.       DUE TO RELATED PARTIES

============================================================ ================= =================

                                                                  August 31,      February 28,
                                                                        2001              2001
------------------------------------------------------------ ----------------- -----------------
Due to a company controlled by a director of the Company     $          2,265  $              -
Due to directors of the Company                                         9,630                 -
                                                             ----------------- -----------------

                                                             $         11,895  $              -
============================================================ ================= =================

         The amounts due to related parties are non-interest bearing, unsecured and have no fixed terms of repayment.

SOLARA VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) (Unaudited) AUGUST 31, 2001



8.       CAPITAL STOCK

         On June 14, 2000, the Company issued 1 share of common stock for cash proceeds of $1.

         Common stock

         The shares of common stock of the Company are all of the same class, are voting and entitle stockholders to receive dividends. Upon liquidation, dissolution or wind-up, stockholders are entitled to participate equally with respect to any distribution of net assets or any dividends which may be declared.

         Preferred stock

         The Company and its Board of Director's can issue shares of preferred stock including authorizing dividend rates and features, conversion privileges, redemption and sinking fund features and the rights of the shares in the event of a liquidation, dissolution or wind-up.

         Additional paid-in capital

         The excess of proceeds received for shares of common stock over their par value of $0.001, less share issue costs, is credited to additional paid-in capital.

         Stock subscriptions received

         During the period ended February 28, 2001, the Company received cash proceeds of $10,000 and $110,000, respectively, pursuant to stock subscription agreements whereby the Company will issue 2,000,000 shares of common stock at $0.005 per share and 2,200,000 shares of common stock at $0.05 per share.

         During the six month period ended August 31, 2001, the Company received cash proceeds of $105,000, pursuant to stock subscription agreements whereby the Company will issue 700,000 shares of common stock at $0.15 per share.

         As at August 31, 2001, these shares have not been issued.



9.       RELATED PARTY TRANSACTIONS

         The Company entered into the following transactions with related parties during the six month period ended August 31, 2001 as follows:

         a) Paid or accrued consulting fees of $7,392 (August 31, 2000 - $Nil) to a director of the Company.

         b) Paid or accrued consulting fees of $7,392 (August 31, 2000 - $Nil) to a law corporation in which a partner is a director of the Company.

         c) Paid or accrued consulting fees of $25,525 (August 31, 2000 - $Nil) to a company controlled by a director of the Company

SOLARA VENTURES INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) (Unaudited) AUGUST 31, 2001



9.       RELATED PARTY TRANSACTIONS (cont'd...)

         d) Paid or accrued management fees of $7,392 (August 31, 2000 - $Nil) to a director of the Company.

         These transactions were in the normal course of operations and were measured at the exchange value which represents the amount of consideration established and agreed to by the related parties.


10.      INCOME TAXES

         The Company's total deferred tax assets are as follows:

============================================================ =================  =================

                                                                    August 31,       February 28,
                                                                          2001               2001
------------------------------------------------------------ -----------------  -----------------
Mineral property expenditures                                $          36,000  $          36,000
Tax benefit of net operating loss carryforwards                         31,800              9,800
Valuation allowance                                                    (67,800)           (45,800)
                                                             -----------------  -----------------

                                                             $               -  $               -
============================================================ =================  =================

         The Company has operating loss carryforwards of approximately $77,000 which expire beginning in 2008 as well as mineral property expenditures of approximately $81,000 available to reduce taxable income of future years. The Company provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.


11.      COMMITMENTS

         The Company is committed to pay directors of the Company management fees totalling $4,500 per month pursuant to management agreements expiring May, 2003.


12.      SUBSEQUENT EVENT

         On September 28, 2001, the Company issued a total of 4,900,000 shares of common stock for stock subscriptions previously received of $225,000.

                              SOLARA VENTURES INC.
                           (formerly 609012 B.C. Ltd.)
                         (An Exploration Stage Company)


                              FINANCIAL STATEMENTS
                      (Expressed in United States Dollars)


                                FEBRUARY 28, 2001

-------------------------------------------------------------------------------
 DAVIDSON & COMPANY         Chartered Accountants              A Partnership of
                                                     Incorporated Professionals
-------------------------------------------------------------------------------




                          INDEPENDENT AUDITORS' REPORT




To the Stockholders and the Board of Directors of Solara Ventures Inc.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)


We have audited the accompanying balance sheet of Solara Ventures Inc. (formerly 609012 B.C. Ltd.) as at February 28, 2001 and the related statements of operations, stockholders' equity and cash flows for the period from incorporation on June 14, 2000 to February 28, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2001 and the results of its operations and its cash flows for the period from incorporation on June 14, 2000 to February 28, 2001, in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that Solara Ventures Inc. (formerly 609012 B.C. Ltd.) will continue as a going concern. The Company is in the exploration stage and does not have the necessary working capital for its planned activity which raises substantial doubt about its ability to continue as a going concern. Management's plans in regards to these matters are discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                                           "DAVIDSON & COMPANY"

Vancouver, Canada                                         Chartered Accountants

July 10, 2001





                          A Member of SC INTERNATIONAL
                         -----------------------------
   1200 - 609 Granville Street, P.O. Box 10372, Pacific Centre, Vancouver, BC,
           Canada, V7Y 1G6 Telephone (604) 687-0947 Fax (604) 687-6172

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
BALANCE SHEET
(Expressed in United States Dollars)
AS AT FEBRUARY 28

============================================================    ===============



ASSETS


Current assets
    Cash and cash equivalents                                   $       18,646
    Receivables                                                          5,946
                                                                ---------------

Total assets                                                    $       24,592
============================================================    ===============



LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities
    Accounts payable and accrued liabilities                     $       8,236
                                                                 --------------

    Total current liabilities                                            8,236
                                                                 --------------

Stockholders' equity
    Capital stock (Note 6)
       Authorized
              100,000,000  common shares without par value

       Issued and outstanding
                        1  common share                                      1
    Stock subscriptions received (Note 6)                              120,000
    Deficit accumulated during the exploration stage                  (103,645)
                                                                 --------------

    Total stockholders' equity                                          16,356
                                                                 --------------

Total liabilities and stockholders' equity                       $       24,592
============================================================     ==============


History and organization of the Company (Note 1)


Subsequent events (Note 9)







              The accompanying notes are an integral part of these
                             financial statements.

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
STATEMENT OF OPERATIONS
(Expressed in United States Dollars)
PERIOD FROM INCORPORATION ON JUNE 14, 2000 TO FEBRUARY  28, 2001

============================================================== =================



EXPENSES
    Consulting fees                                            $         5,991
    Management fees                                                      2,995
    Mineral property costs (Note 5)                                     81,118
    Office and miscellaneous                                             4,180
    Professional fees                                                    9,361
                                                               ----------------


Loss for the period                                            $       103,645
============================================================== ================


Loss per share has not been presented as it is not considered meaningful given the Company's issued share capital consists of one share of common stock.













              The accompanying notes are an integral part of these
                             financial statements.

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
STATEMENT OF STOCKHOLDERS' EQUITY
(Expressed in United States Dollars)

=============================================================================================================================
                                                                                                   Deficit
                                                                                                Accumulated
                                                     Common stock                 Stock           During the            Total
                                           ---------------------------------   Subscriptions     Exploration     Stockholders'
                                                Shares            Amount         Received              Stage           Equity
------------------------------------------ ---------------- ---------------- --------------- ---------------- ---------------

Balance, June 14, 2000
    (Date of incorporation)                              -  $             -  $            -  $             -  $             -

    Common stock issued for cash                         1                1               -                -                1

    Stock subscriptions received                         -                -         120,000                -          120,000

    Loss for the period                                  -                -               -         (103,645)        (103,645)
                                           ---------------- ---------------- --------------- ---------------- ---------------

Balance, February 28, 2001                               1  $             1  $      120,000  $      (103,645) $        16,356
========================================== ================ ================ =============== ================ ================












              The accompanying notes are an integral part of these
                             financial statements.

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
STATEMENT OF CASH FLOWS
(Expressed in United States Dollars)
PERIOD FROM INCORPORATION ON JUNE 14, 2000 TO FEBRUARY  28, 2001

=============================================================== ================



CASH FLOWS FROM OPERATING ACTIVITIES
    Loss for the period                                         $     (103,645)

    Changes in non-cash working capital items:
       Increase in receivables                                          (5,946)
       Increase in accounts payable and accrued liabilities              8,236
                                                                ---------------

    Net cash used in operating activities                             (101,355)
                                                                ---------------


CASH FLOWS FROM FINANCING ACTIVITIES
    Proceeds from issuance of common stock                                   1
    Stock subscriptions received                                       120,000
                                                                ---------------

    Net cash provided by financing activities                          120,001
                                                                ---------------


Increase in cash and cash equivalents during the period                 18,646


Cash and cash equivalents, beginning of period                               -
                                                                ---------------


Cash and cash equivalents, end of period                        $        18,646
=============================================================== ===============


Cash paid during the period for interest                        $            -
=============================================================== ===============


Cash paid during the period for income taxes                    $            -
=============================================================== ===============



There were no significant non-cash transactions during the period from incorporation on June 14, 2000 to February 28, 2001.









              The accompanying notes are an integral part of these
                             financial statements.

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) FEBRUARY 28, 2001



1.       HISTORY AND ORGANIZATION OF THE COMPANY

         The Company was incorporated on June 14, 2000 as 609012 B.C. Ltd. under the laws of the Province of British Columbia. On September 15, 2000, the Company changed its name from 609012 B.C. Ltd. to Solara Ventures Inc. The Company is in the business of exploration and development of mineral properties. The Company has not yet determined whether its properties contain mineral resources that may be economically recoverable. The Company therefore has not reached the development stage and is considered to be an exploration stage company in accordance with Statement of Financial Accounting Standards No. 7.


2.       GOING CONCERN

         These financial statements have been prepared in accordance with generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The general business strategy of the Company is to acquire mineral properties either directly or through the acquisition of operating entities. The continued operations of the Company and the recoverability of mineral property costs is dependent upon the existence of economically recoverable reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development and upon future profitable production. The Company has incurred operating losses and requires additional funds to meet its obligations and maintain its operations. Management's plan in this regard is to raise equity financing as required. These conditions raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from this uncertainty.


         ==================================================== =================

         Deficit accumulated during the exploration stage     $        103,645
         Working capital                                                16,356
         ==================================================== =================




3.       SIGNIFICANT ACCOUNTING POLICIES


         Use of estimates

         The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the period. Actual results could differ from these estimates.


         Cash and cash equivalents

         Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) FEBRUARY 28, 2001



3.       SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)


         Mineral properties and deferred exploration costs

         Exploration and prospecting costs are expensed as incurred, as are development costs for projects not yet determined by management to be commercially feasible. Expenditures for mine development are capitalized when the properties are determined to have economically recoverable proven reserves but are not yet producing at a commercial level. Prior to commencing commercial production, revenues relating to development ore, net of mining costs associated with its production, are offset against mine development costs. Mine development costs incurred to access reserves on producing mines are also capitalized. Capitalization of all exploration, development and acquisition costs, commences once the Company identifies proven and probable reserves that relate to specific properties.

         Mining projects and properties are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. If estimated future cash flows expected to result from the use of the mining project or property and its eventual disposition are less than the carrying amount of the mining project or property, an impairment is recognized based upon the estimated fair value of the mining project or property, calculated using estimates of proven and probable mineable reserves, future prices, operating costs, capital requirements and reclamation costs.


         Environmental requirements

         At the report date, environmental requirements related to mineral properties (Note 5) are unknown and therefore an estimate of any future cost cannot be made.


         Loss per share

         Statement of Financial Accounting Standards No. 128 ("SFAS 128"), "Earnings Per Share" requires basic and diluted earnings per share to be presented. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding in the period. Diluted earnings per share takes into consideration shares of common stock outstanding (computed under basic earnings per share) and potentially dilutive shares of common stock.


         Income taxes

         Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". A deferred tax asset or liability is recorded for all temporary differences between financial and tax reporting and net operating loss carryforwards. Deferred tax expenses (benefit) result from the net change during the year of deferred tax assets and liabilities.

         Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) FEBRUARY 28, 2001



3.       SIGNIFICANT ACCOUNTING POLICIES (cont'd.....)

         Accounting for derivative instruments and hedging activities

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133") "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivative instruments are recorded each period in current earnings or other comprehensive income, depending on the derivative designation. The effective date of SFAS 133 was deferred by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS 133", and further amended by SFAS 138, "Accounting for Certain Derivative Instruments and Certain Hedging Transactions". Since the Company does not have derivative instruments and hedging activities, pursuant to SFAS 133, there would be no impact on its financial position or the results of its operations from the adoption of this accounting policy.

         Foreign currency translation

         The Company accounts for foreign currency transactions under Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". Transaction amounts denominated in foreign currencies are translated at exchange rates prevailing at transaction dates. Carrying values of monetary assets and liabilities are adjusted at each balance sheet date to reflect the exchange rate at that date. Non monetary assets and liabilities are translated at the exchange rate on the original transaction date. Gains and losses from restatement of foreign currency monetary and non-monetary assets and liabilities are included in income. Revenues and expenses are translated at the rates of exchange prevailing on the dates such items are recognized in earnings.

         Disclosure about segments of an enterprise and related information

         Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosure About Segments of an Enterprise and Related information", requires use of the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. Reporting segments are based on products and services, geography, legal structure, management structure, or any other manner in which the management disaggregates a company. Currently, SFAS 131 has no effect on the Company's financial statements as substantially all of the Company's operations are conducted in one industry segment in Canada.

         New accounting pronouncements

         On June 30, 2001, the Financial Accounting Standards Board approved the issuance of Statement of Financial Accounting Standards No. 141 ("SFAS 141"), "Business Combinations" and Statement of Financial Accounting Standards No. 142 ("SFAS 142"), "Goodwill and Other Intangible Assets". SFAS 141 states that all business combinations should be accounted for using the purchase method of accounting making the use of the pooling-of-interest method prohibited. SFAS 141 is effective for business combinations completed after June 30, 2001. SFAS 142 addresses the accounting for all purchased intangible assets, but not the accounting for internally developed intangible assets. Goodwill will no longer be amortized and will be reviewed for impairment in accordance with SFAS 142. SFAS 142 is effective for fiscal years beginning after December 15, 2001. Early adoption is permitted for entities with fiscal years beginning after March 15, 2001. The adoption of SFAS 141 and 142 is not expected to have a material effect on the Company's financial position or results of operations.

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) FEBRUARY 28, 2001



4.       FINANCIAL INSTRUMENTS

         The Company's financial instruments consist of cash and cash equivalents, receivables, accounts payable and accrued liabilities. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments. The fair value of these financial instruments approximate their carrying values, unless otherwise noted.



5.       MINERAL PROPERTY

         Pursuant to a Property Options Agreement dated August 8, 2000 and amended July 9, 2001 with CRC Explorations Ltd. ("CRC"), the Company was granted an option to acquire a 100% interest in certain mineral claims in the Revelstoke Mining Division, British Columbia, Canada. In order to acquire its interest, the Company must complete the following:

         a)  pay CDN$7,500 upon signing the agreement (paid);

         b) pay CDN$7,500 upon the Company's shares being listed for trading on a recognized stock exchange or over-the-counter market;

         c) issue 200,000 shares of common stock upon completion of a work program and filing of an acceptable engineering report with the stock exchange; and

         d) incur cumulative exploration expenditures on the property of CDN$105,000 on or before November 30, 2002, and CDN$500,000 on or before November 30, 2004.

         The property is subject to a 2% Net Smelter Returns royalty ("NSR") payable to CRC. The Company may acquire the 2% NSR at any time for a purchase price of CDN$2,500,000, of which up to 50% of the purchase price may be paid in shares of common stock of the Company.

         Mineral property costs incurred to February 28, 2001 consist of:

         ===================================================== =================

         Acquisition costs                                     $         4,992
         Assays                                                         21,338
         Consulting                                                     24,695
         Equipment rental                                                5,030
         Reports                                                         7,605
         Sampling                                                        7,127
         Surveying                                                       7,655
         Travel and accommodation                                        2,676
                                                               ----------------

                                                               $        81,118
         ===================================================== =================

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) FEBRUARY 28, 2001



6.       CAPITAL STOCK

         On June 14, 2000, the Company issued 1 share of common stock for cash proceeds of $1.

         Stock subscriptions received

         During the period, the Company received cash proceeds of $10,000 and $110,000, respectively, pursuant to stock subscription agreements whereby the Company will issue 2,000,000 shares of common stock at $0.005 per share and 2,200,000 shares of common stock at $0.05 per share.

         As of February 28, 2001, these shares have not been issued.



7.       RELATED PARTY TRANSACTIONS

         The Company entered into the following transactions with related parties during the period from June 14, 2000 to February 28, 2001 as follows:

         a)   Paid consulting fees of $2,996 to a director of the Company.

         b) Paid consulting fees of $2,995 to a law corporation in which a partner is a director of the Company.

         c)   Paid management fees of $2,995 to a director of the Company.

         These transactions were in the normal course of operations and were measured at the exchange value which represented the amount of consideration established and agreed to by the related parties.



8.       INCOME TAXES

         The Company's total deferred tax assets are as follows:

============================================================= ==================

Mineral property expenditures                                 $         36,000
Tax benefit of net operating loss carryforward                           9,800
Valuation allowance                                                    (45,800)
                                                              -----------------

                                                              $              -
============================================================= ==================

         The Company has an operating loss carryforward of approximately $22,000 which expires in 2008 as well as mineral property expenditures of approximately $81,000 available to reduce taxable income of future years. The Company provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability.

SOLARA VENTURES INC.
(formerly 609012 B.C. Ltd.)
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS (Expressed in United States Dollars) FEBRUARY 28, 2001



9.      SUBSEQUENT EVENTS

        The following events occurred subsequent to February 28, 2001:

         a) On May 1, 2001, the Company entered into Management Agreements with directors of the Company. The agreements call for management fees totalling $4,500 per month to be paid.

         b) On May 14, 2001, the Company received cash proceeds of $105,000 pursuant to stock subscription agreements whereby the Company will issue 700,000 shares of common stock at $0.15 per share.

         c) On May 24, 2001, the Company filed a Certificate of Incorporation and a Certificate of Domestication with the State of Delaware and, as a result, on May 24, 2001, became a Delaware corporation. In connection with the domestication into Delaware, the Company's authorized capital stock changed from 100,000,000 shares of common stock with no par value to 100,000,000 shares of common stock with a par value of $0.001 per share and 5,000,000 shares of preferred stock with a par value of $0.001 per share.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
-------------------------------------------------------------------------

In April 2001, our Board of Directors appointed Davidson & Company, independent accountants, to audit our financials statements from June 14, 2000 (our date of formation) through February 28, 2001.

There have been no disagreements with our accountants since our formation required to be disclosed pursuant to Item 304 of Regulation S-B.

                                  LEGAL MATTERS

The validity of the issuance of the shares of common stock offered by the selling shareholders has been passed upon by the law firm of Stepp Law Group, located in Newport Beach, California.

                                     EXPERTS

Our financial statements for the period ended February 28, 2001, which appear in this prospectus, part of a registration statement, have been audited by Davidson & Company. These financial statements are included in reliance upon such reports given upon the authority of Davidson & Company, as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

We have filed a Registration Statement on Form SB-2 with the Securities and Exchange Commission pursuant to the Securities Act of 1933 with respect to the common stock offered by the selling shareholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information regarding us and our common stock offered hereby, reference is made to the registration statement and the exhibits and schedules filed as a part of the registration statement.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers
-----------------------------------------

Article Six of our Certificate of Incorporation provides, among other things, that our directors shall not be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except for:

          o any breach of such director's duty of loyalty to us or our security holders;
          o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
          o liability for unlawful payments of dividends or unlawful stock purchase or redemption by us; or
          o any transaction from which such director derived any improper personal benefit.

Accordingly, our directors may have no liability to our shareholders for any mistakes or errors of judgment or for any act of omission, unless such act or omission involves intentional misconduct, fraud, or a knowing violation of law or results in unlawful distributions to our shareholders.

Our Certificate of Incorporation provides that we will indemnify our directors to the extent permitted by the Delaware General Corporation Law, including circumstances in which indemnification is otherwise discretionary under the Delaware General Corporation Law. Our Certificate of Incorporation also provides that to the extent that the Delaware General Corporation Law is amended to permit further indemnification, we will so indemnify our directors.

Section 145 of the Delaware General Corporation Law provides that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to or is involved in any pending, threatened, or completed civil, criminal, administrative, or arbitration action, suit, or proceeding, or any appeal therein or any inquiry or investigation which could result in such action, suit, or proceeding, because of his or her being or having been our director, officer, employee, or agent or of any constituent corporation absorbed by us in a consolidation or merger or by reason of his or her being or having been a director, officer, trustee, employee, or agent of any other corporation or of any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or such enterprise, serving as such at our request or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee, or agent, from and against any and all reasonable costs, disbursements, and attorney's fees, and any and all amounts paid or incurred in satisfaction of settlements, judgments, fines, and penalties, incurred or suffered in connection with any such proceeding.

Article VI of our Bylaws also provides that our officers and directors shall be indemnified and held harmless by us to the fullest extent permitted by the provisions of Section 145 of the Delaware General Corporation Law.

Indemnification Agreements. We anticipate that we will enter into indemnification agreements with each of our executive officers and directors pursuant to which we will agree to indemnify each such officer and director for all expenses and liabilities, including criminal monetary judgments, penalties and fines, incurred by such person in connection with any action brought or threatened against such person by reason of such person being or having been our officer or director. To be entitled to indemnification by us, such officer or director must have acted in good faith and in a manner such officer or director believed to be in our best interests and, with respect to criminal actions, such person must have had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Other Expenses of Issuance and Distribution
-------------------------------------------

We will pay all expenses in connection with the registration and sale of the common stock by the selling shareholders. The estimated expenses of issuance and distribution are set forth below.

======================================= ===================== ===============
Registration Fees                       Approximately                 $60.00
--------------------------------------- --------------------- ---------------
Transfer Agent Fees                     Approximately                $650.00
--------------------------------------- --------------------- ---------------
Costs of Printing and Engraving         Approximately                $500.00
--------------------------------------- --------------------- ---------------
Legal Fees                              Approximately             $35,000.00
--------------------------------------- --------------------- ---------------
Accounting Fees                         Approximately              $7,000.00
======================================= ===================== ===============

Recent Sales of Unregistered Securities
---------------------------------------

There have been no sales of unregistered securities within the last three (3) years which would be required to be disclosed pursuant to Item 701 of Regulation S-B, except for the following:

In or about September 2001, we issued 2,000,000 shares of our common stock for $0.005 per share. Those shares were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 specified by the provisions of Regulation S. Specifically, those shares were issued to "non-U.S. persons" as that term is defined by Regulation S. The proceeds to us were $10,000. The proceeds were used for working capital.

In or about September 2001, we issued 2,200,000 shares of our common stock for $0.05 per share. Those shares were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 specified by the provisions of Regulation S. Specifically, those shares were issued to "non-U.S. persons". The proceeds to us were $110,000. The proceeds were used for working capital.

In or about September 2001, we issued 700,000 shares of our common stock for $0.15 per share. Those shares were issued in reliance upon an exemption from the registration requirements of the Securities Act of 1933 specified by the provisions of Regulation S. Specifically, those shares were issued to "non-U.S. persons". The proceeds to us were $105,000. The proceeds were used for working capital.

Exhibits
--------

         Copies of the following documents are filed with this Registration Statement as exhibits:

Exhibit No.
-----------

1.                         Underwriting Agreement (not applicable)

3.1                        Certificate of Incorporation
                           (Charter Document)

3.2                        Bylaws

5.                         Opinion Re: Legality

8.                         Opinion Re: Tax Matters (not applicable)

10.1                       Management Agreement with Ian Brodie

10.2                       Management Agreement with Brent Jardine

10.3                       Management Agreement with Scott Morrice

10.4                       Option Agreement

11.                        Statement Re: Computation of Per Share Earnings*

15.                        Letter on unaudited interim financial information
                          (not applicable)

23.1                       Consent of Auditors

23.2                       Consent of Counsel

24. Power of Attorney is included on the Signature Page of the Registration Statement

27.                        Financial Data Schedule*


*        Included in Financial Statements
**       Included in Exhibit 5

Undertakings
------------

A. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B. We hereby undertake:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i)      To include any prospectus required by Section 10(a)
                           (3) of the Securities Act of 1933;

                   (ii) To specify in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on our behalf by the undersigned, in the city of Vancouver, British
Columbia, on October    , 2001.

                                         Solara Ventures, Inc.,
                                         a Delaware corporation

                                         By:  /s/ Brent Jardine
                                            ----------------------------
                                                  Brent Jardine
                                         Its:     President and Director


In accordance with the requirements of the Securities Act of 1933, this
Registration Statement was signed on this     day of October, 2001, the
following persons in the capacities and on the dates stated:


/s/ Brent Jardine                           October 15, 2001
------------------------------------
Brent Jardine,
President and Director


/s/ Scott Morrice                           October 15, 2001
------------------------------------
Scott Morrice,
Secretary and Director


/s/ Ian Brodie                              October 15, 2001
------------------------------------
Ian Brodie,
Chief Financial Officer and Director

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints and hereby authorizes Brent Jardine with the full power of substitution, as attorney-in-fact, to sign in such person's behalf, individually and in each capacity stated below, and to file any amendments, including post-effective amendments to this Registration Statement.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SOLARA VENTURES, INC.
a Delaware corporation


/s/ Brent Jardine                           October 15, 2001
---------------------------
Brent Jardine,
President and Director


/s/ Scott Morrice                           October 15, 2001
---------------------------
Scott Morrice,
Secretary and Director


/s/ Ian Brodie                              October 15, 2001
---------------------------
Ian Brodie,
Chief Financial Officer and Director